UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Weatherford International Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May • , 2010

You are cordially invited to join us at the 2010 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 9:00 A.M. (Swiss time) on Wednesday, June 23, 2010, in Geneva, Switzerland. The Annual General Meeting will be held at the Mandarin Oriental Hotel located at Quai Turettini 1, 1201 Geneva, Switzerland.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the Annual General Meeting.

Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,
/s/ Bernard J. Duroc-Danner
Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE:	June 23, 2010
TIME:	9:00 A.M. (Swiss time)
PLACE:	Mandarin Oriental Hotel Quai Turettini 1 1201 Geneva, Switzerland

Agenda Items:

1. Approval of the 2009 Annual Report, the Consolidated Financial Statements of Weatherford International Ltd. for the year ended December 31, 2009 and the Statutory Financial Statements of Weatherford International Ltd. for the year ended December 31, 2009.

Proposal of the Board of Directors:

Your Board of Directors proposes that the 2009 Annual Report, the consolidated financial statements for the year ended December 31, 2009 and the statutory financial statements for the year ended December 31, 2009 be approved.

2. Discharge of the Board of Directors and executive officers from liability for the year ended December 31, 2009.

Proposal of the Board of Directors:

Your Board of Directors proposes that discharge be granted to the members of the Board of Directors and the executive officers from liability for their actions during the year ended December 31, 2009.

3. Elect ten directors (Dr. Bernard J. Duroc-Danner, Dr. Samuel W. Bodman, III, Mr. Nicholas F. Brady, Mr. David J. Butters, Mr. William E. Macaulay, Mr. Robert B. Millard, Mr. Robert K. Moses, Jr., Mr. Robert A. Rayne, •  and • ) to hold office until the 2011 Annual General Meeting.

Proposal of the Board of Directors:

Your Board of Directors proposes that the following persons be elected as directors of the Company to hold office until the 2011 Annual General Meeting: Dr. Bernard J. Duroc-Danner, Dr. Samuel W. Bodman, III, Mr. Nicholas F. Brady, Mr. David J. Butters, Mr. William E. Macaulay, Mr. Robert B. Millard, Mr. Robert K. Moses, Jr., Mr. Robert A. Rayne, •  and • .

4. Appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and re-elect Ernst & Young Ltd, Zurich as our statutory auditor for the year ending December 31, 2010.

Proposal of the Board of Directors:

Your Board of Directors proposes that Ernst & Young LLP be appointed as Weatherford International Ltd.’s independent registered public accounting firm for the year ending December 31, 2010 and that Ernst & Young Ltd, Zurich be re-elected as our statutory auditor for the year ending December 31, 2010.

5. Approval of the reclassification of CHF 475 million of legal reserves (additional paid-in capital) to other reserves.

Proposal of the Board of Directors:

Your Board of Directors proposes that a portion of the “legal reserves” of the Company, in an amount of CHF 475 million, that were initially created in the form of additional paid-in capital be reclassified from the “legal reserves” into “other reserves” of the Company in order for the Company to dispose of a higher amount of reserves that qualify as “freely available reserves” for Swiss corporate and accounting purposes.

6. Approval of an amendment to the Articles of Association to extend the Company’s authorized share capital to June 23, 2012 and to increase issuable authorized capital to an amount equal to 50% of stated capital as of May 5, 2010.

Proposal of the Board of Directors:

Your Board of Directors proposes that the Company’s Articles of Association be amended to extend the authorization of the Board of Directors to issue shares from the Company’s authorized share capital to June 23, 2012 and to increase issuable authorized capital to an amount equal to • shares, or CHF • , which corresponds to 50% of stated capital as of May 5, 2010.

7. Approval of an amendment to the Articles of Association to increase the amount of conditional capital to 50% of stated capital as of May 5, 2010 and to specify in the Articles of Association the amount of conditional share capital that may be allocated to each category of beneficiary provided for in the Articles.

Proposal of the Board of Directors:

Your Board of Directors proposes that the Company’s Articles of Association be amended to increase the Company’s conditional share capital to an amount equal to • shares, or CHF • , which corresponds to 50% of stated capital as of May 5, 2010, and to specify in Article 6 of the Articles of Association the amount of conditional share capital that may be allocated to each category of beneficiary provided for in that Article.

8. Approval of the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

Proposal of the Board of Directors:

Your Board of Directors proposes that the shareholders approve the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

9. Any other matters that may properly come before the meeting.

Organizational Matters

We have established the close of business on June 2, 2010 as the record date for determining the registered shareholders entitled to attend, vote or grant proxies to vote at the meeting or any adjournments or postponements of the meeting.

A copy of this proxy statement and enclosed proxy card are being sent to each shareholder registered in our share register as of May 5, 2010. Any additional shareholders who are registered in our share register on our record date of June 2, 2010 will receive a copy of these proxy materials after June 2, 2010. Shareholders not registered in our share register as of June 2, 2010 will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on June 2, 2010 and the opening of business on the day following the Annual General Meeting. American Stock Transfer & Trust Company LLC, as transfer agent, maintains our share register and will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

All shareholders registered in our share register at the close of business on the record date of June 2, 2010 have the right to attend the Annual General Meeting and vote their shares. However, to ensure your representation at the Annual General Meeting, we request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than June 21, 2010, whether or not you plan to attend.

If you are present at the Annual General Meeting, you may revoke your proxy and vote in person only if you (1) present yourself in person to our Secretary at the entrance of the meeting no later than one hour prior to the start of the Annual General Meeting, (2) declare your intent to revoke your proxy and cast your vote in person at the Annual General Meeting and (3) apply with the Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the June 2, 2010 record date.

Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the Annual General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Proxy Holders of Deposited Shares

Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to the persons named on the proxy card are kindly asked to inform Weatherford International Ltd. of the number and par value of the registered shares they represent as soon as possible, but no later than 9:00 a.m. (Swiss time) on the day of the Annual General Meeting, at the admission office for the Annual General Meeting.

Annual Report, Consolidated Financial Statements

The 2009 Annual Report and the audited consolidated financial statements of Weatherford International Ltd. for the year ended December 31, 2009 and accompanying auditors’ report have been filed with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC). Complete copies of these materials are available on our website at www.weatherford.com and will be made available for inspection by the shareholders of Weatherford International Ltd. at our principal executive offices in Switzerland, located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, telephone number +41-22.816.1500, beginning June 2, 2010. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at (+1) 713 693 4000.

By Order of the Board of Directors
/s/ Joseph C. Henry
Joseph C. Henry
Secretary

Geneva, Switzerland
May • , 2010

INFORMATION ABOUT THE MEETING AND VOTING	1
AGENDA ITEM NO. 1	5
Approve the 2009 Annual Report, the Consolidated Financial Statements of the Company for the Year Ended December 31, 2009 and the Statutory Financial Statements of the Company for the Year Ended December 31, 2009	5
AGENDA ITEM NO. 2	6
Approve the Discharge of the Board of Directors and Executive Officers for their Actions During the Year Ended December 31, 2009	6
AGENDA ITEM NO. 3	6
Election of Directors	6
Committees and Meetings of the Board	10
Audit Committee Report	12
Board Compensation	13
Corporate Governance Matters	15
AGENDA ITEM NO. 4	18
Appointment of Independent Registered Public Accounting Firm and Re-Election of Statutory Auditor	18
AGENDA ITEM NO. 5	19
Reclassification of CHF 475 Million of Legal Reserves (Additional Paid-In Capital) to Other Reserves	19
AGENDA ITEM NO. 6	19
Extend the Company’s Authorized Share Capital and Approve an Increase in Authorized Share Capital	19
AGENDA ITEM NO. 7	20
Approve an Increase in Conditional Share Capital and Specify Allocation of Conditional Share Capital	20
AGENDA ITEM NO. 8	21
Approval of the Weatherford International Ltd. 2010 Omnibus Incentive Plan	21
SHARE OWNERSHIP	30
Shares Owned by Directors and Executive Officers	30
Shares Owned by Certain Beneficial Holders	31
EXECUTIVE OFFICERS	31
Related Person Transactions	32
EXECUTIVE COMPENSATION	33
Compensation Discussion and Analysis	33
Compensation Committee Report	45
Compensation Committee Interlocks and Insider Participation	45
Summary Compensation Table	46
Grants of Plan-Based Awards in 2009	47
Potential Payments Upon Termination or Change in Control	47
Outstanding Equity Awards at December 31, 2009	52
Option Exercises And Restricted Shares\Units Vested in 2009	53
Pension Benefits	53
Nonqualified Deferred Compensation	53
Equity Compensation Plan Information	54
OTHER INFORMATION	56
Incorporation by Reference	56
Section 16(a) Beneficial Ownership Reporting Compliance	56
Proposals by Shareholders	56
Other Business	57
Householding	57
Additional Information Available	57

WEATHERFORD INTERNATIONAL LTD.

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on June 23, 2010: This proxy statement, our Annual Report on Form 10-K and our 2009 Annual Report are available at • .

Annual General Meeting:	Date: Wednesday, June 23, 2010
Time: 9:00 A.M. (Swiss time)
Place: Mandarin Oriental Hotel, Quai Turettini 1, 1201 Geneva, Switzerland

General Information:	In this proxy statement, “Weatherford,” the “Company,” “we,” “us” and “our” refer to Weatherford International Ltd., a Swiss corporation, and, prior to February 26, 2009, to Weatherford International Ltd., a Bermuda exempted company, which, as of that date, became an indirect, wholly owned subsidiary of Weatherford International Ltd., a Swiss corporation.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about May • , 2010.

Our principal executive offices in Switzerland are located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, and our telephone number there is +41-22.816.1500.

References to “$” or “USD” in this proxy statement are references to United States dollars, and references to “CHF” are references to Swiss francs.

Agenda Items:	At the annual general meeting, shareholders will be asked to vote on the following agenda items:

• Agenda Item 1: The approval of the 2009 Annual Report, the Consolidated Financial Statements of the Company for the year ended December 31, 2009 and the Statutory Financial Statements of the Company for the year ended December 31, 2009.

• Agenda Item 2: The discharge of the Board of Directors and executive officers from liability for their actions during the year ended December 31, 2009.

• Agenda Item 3: The election of ten nominees (Dr. Bernard J. Duroc-Danner, Dr. Samuel W. Bodman, III, Mr. Nicholas F. Brady, Mr. David J. Butters, Mr. William E. Macaulay, Mr. Robert B. Millard, Mr. Robert K. Moses, Jr., Mr. Robert A. Rayne, •  and • ) as directors of the Company until the 2011 Annual General Meeting.

• Agenda Item 4: The appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and the re-election of Ernst & Young Ltd, Zurich as our statutory auditor for the year ending December 31, 2010.

• Agenda Item 5: The reclassification of legal reserves (additional paid-in capital) in an amount equal to CHF 475 million to other reserves.

• Agenda Item 6: The approval of an amendment to the Articles of Association to extend the Board’s authorization to issue shares from the Company’s authorized share capital until June 23, 2012 and to increase the authorized share capital to an amount equal to 50% of stated capital as of May 5, 2010.

• Agenda Item 7: The approval of an amendment to the Articles of Association to increase conditional share capital to an amount equal to 50% of stated capital as of May 5, 2010 and to specify in the Articles of Association the amount of conditional share capital that may be allocated to each category of beneficiary provided for in the Articles.

• Agenda Item 8: The approval of the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

Who Can Vote:	All shareholders registered in our share register at the close of business on the record date of June 2, 2010 have the right to attend the Annual General Meeting and vote their shares. Such shareholders are entitled to one vote per registered share at the Annual General Meeting.

In February 2009, we redomesticated from Bermuda to Switzerland. If you hold share certificates representing shares that were issued while we were a Bermuda company, you must surrender these certificates in order to be enrolled in our share register as a holder of our Swiss company shares with voting rights. While you will continue to be entitled to dividends, preferential subscription rights and liquidation proceeds even if you do not surrender your certificates, you will not be able to exercise any voting rights, prove your ownership interest in the Company, transfer your shares or exercise other shareholder rights until you surrender your certificates and are registered as a shareholder with voting rights. Shareholders who hold their shares in uncertificated book-entry form or through a broker or other nominee (in “street name”) are not required to take any action in this regard.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors in favor of (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, for use at the Annual General Meeting. This proxy statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about May 20, 2010.

Manner of Voting:	If you are a record shareholder, you may authorize the persons named on the proxy card to vote your shares according to your instructions by completing, signing, dating and returning the enclosed proxy card for arrival no later than June 21, 2010. See “Quorum/Voting” as to the effect of broker non-votes.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

Proxies:	A copy of this proxy statement and enclosed proxy card are being sent to each shareholder registered in our share register as of May 5, 2010. Any additional shareholders who are registered in our share register on our record date of June 2, 2010 will receive a copy of these proxy materials after June 2, 2010. Shareholders not registered in our share register as of June 2, 2010 will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on June 2, 2010 and the opening of business on the day following the Annual General Meeting. American Stock Transfer & Trust Company LLC, as agent, which maintains our share register, will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than June 21, 2010, whether or not you plan to attend.

Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the Annual General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland for arrival by June 21, 2010;

• submitting a later-dated proxy via mail to arrive by June 21, 2010; or

• (1) presenting yourself in person to our Secretary at the entrance of the meeting no later than one hour prior to the start of the Annual General Meeting, (2) declaring your intent to revoke your proxy and cast your vote in person at the Annual General Meeting and (3) applying with the Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the record date of June 2, 2010.

You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Outstanding Shares:	As of May 5, 2010, there were • registered shares issued and entitled to vote. We do not expect the number of such shares to be materially different on the record date.

Quorum/Voting:	The presence in person or by proxy of at least one-third of the registered shares entitled to vote will form a quorum. Under Swiss law, treasury shares are not counted for purposes of determining whether a quorum is present and treasury shares are not entitled to vote. If you have properly given a proxy by mail, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. See “Proxies.”

Pursuant to Swiss law and our Articles of Association, the following are counted for quorum purposes but are not included in the determination of the registered shares voting on Proposals 1, 2, 3, 4, 5 and 8: (1) registered shares represented at the Annual General Meeting for which votes are withdrawn or withheld on any matter, (2) registered shares that are represented by “broker non-votes” (i.e., registered shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (3) registered shares for which the holder abstains from voting or submits blank or invalid ballots on any matter.

All registered shares represented at the Annual General Meeting, whether (1) the votes related thereto are withdrawn or withheld, (2) represented by “broker non-votes” or (3) for which the holder abstains from voting or submits a blank or invalid ballot, are counted for quorum purposes and are included in the determination of the registered shares voting on Proposals 6 and 7.

If you are a beneficial shareholder and your broker holds your shares in its name (in “street name”), the broker is permitted to vote your shares with respect to “routine” proposals, even if the broker does not receive voting instructions from you, but they may not vote your shares with respect to “non-routine” proposals. Proxies submitted by brokers without instructions from customers for non-routine matters are referred to as “broker non-votes.” The proposal to elect the ten nominees as directors of the Company is a non-routine matter under the rules of the New York Stock Exchange (“NYSE”). Accordingly, if you hold your shares in “street name,” your broker may not be able to vote your shares in the election of directors unless your broker receives voting instructions from you.

The votes required for each of the proposals is as follows:

• Approval of the proposal to approve the 2009 Annual Report, the Consolidated Financial Statements of Weatherford International Ltd. for the year ended December 31, 2009 and the Statutory Financial Statements of Weatherford International Ltd. for the year ended December 31, 2009 requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting. A “relative majority” means a majority of the votes actually cast for or against the matter being determined, disregarding abstentions, “broker non-votes,” blank or invalid ballots and withdrawals.

• Approval of the proposal to discharge the members of the Board of Directors and executive officers from liability for actions during the year ended December 31, 2009 requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting. None of the members of the Board or any of the executive officers are entitled to vote in relation to this proposal.

• Approval of the proposal to elect the ten nominees for director named in this proxy statement requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting.

• Approval of the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and re-elect Ernst & Young Ltd, Zurich as our statutory auditor for the year ending December 31, 2010 requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting.

• Approval of the proposal to reclassify legal reserves (additional paid-in capital) in an amount equal to CHF 475 million to other reserves requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting.

• Approval of the proposal to amend the Articles of Association to extend the Board’s authorization to issue shares from the Company’s authorized share capital until June 23, 2012 and to increase the authorized share capital to an amount equal to 50% of stated capital as of May 5, 2010 requires a qualified majority vote of at least two-thirds of the voting rights of the shareholders voting on the matter at the Annual General Meeting (which must also represent an absolute majority of the par value of the shares represented at the meeting).

• Approval of the proposal to amend the Articles of Association to increase conditional share capital to an amount equal to 50% of stated capital as of May 5, 2010 and to specify in the Articles that amount of conditional share capital that may be allocated to each category of beneficiary provided for in the Articles requires a qualified majority vote of at least two-thirds of the voting rights of the shareholders voting on the matter at the Annual General Meeting (which must also represent an absolute majority of the par value of the shares represented at the meeting).

• Approval of the proposal to approve the Weatherford International Ltd. 2010 Omnibus Incentive Plan requires the affirmative vote of a “relative majority” of the shareholders voting at the Annual General Meeting.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	We have retained Georgeson Inc. to solicit proxies from our shareholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions:	You may call our proxy solicitor, Georgeson Inc., at (800) 509-1078, or our U.S. Investor Relations Department at (+1) 713 693 4000 or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

AGENDA ITEM NO. 1

Approve the 2009 Annual Report, the Consolidated Financial Statements of the Company for the
Year Ended December 31, 2009 and the Statutory Financial Statements of the Company for the Year Ended December 31, 2009

This proposal is made to comply with Swiss corporate legal requirements.

Under Swiss law, the Annual Report, annual consolidated financial statements and statutory financial statements must be submitted to the shareholders for approval at each annual general meeting.

At the 2010 Annual General Meeting, our shareholders will be asked to approve the 2009 Annual Report, the consolidated financial statements of the Company for the year ended December 31, 2009 and the statutory financial statements of the Company for the year ended December 31, 2009. On a standalone, unconsolidated basis, the Company recorded a net loss of CHF 34.7 million for the year ended December 31, 2009, which will be carried forward.

Our consolidated financial statements for the year ended December 31, 2009 and our statutory financial statements that are required under Swiss law are contained in our 2009 Annual Report, which was mailed to all of our shareholders with this proxy statement. These materials are also available on our website at www.weatherford.com and are available for physical inspection at our offices located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. The 2009 Annual Report contains the reports of Ernst & Young Ltd, Zurich.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

AGENDA ITEM NO. 2

Approve the Discharge of the Board of Directors and Executive Officers for their Actions During the Year Ended December 31, 2009

This proposal is made under Swiss corporate law and in accordance with Swiss custom and practice.

At the 2010 Annual General Meeting, our shareholders will be asked to discharge the members of the Board of Directors and executive officers from liability for their actions during the year ended December 31, 2009.

As is customary for Swiss corporations and in accordance with article 698, para. 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our executive officers for any liability for their actions during the year ended December 31, 2009. Accordingly, the Board of Directors proposes that our shareholders discharge the members of the Board and executive officers for any liability for actions taken during 2009. If approved, the discharge binds the Company and all shareholders who voted in favor of the proposal (or who subsequently acquired our shares with knowledge that shareholders have approved a discharge) and is only effective with respect to facts that have been disclosed to the shareholders.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal. Members of the Board and executive officers are not entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

AGENDA ITEM NO. 3

Election of Directors

The Company’s Board of Directors has nominated ten directors to be elected at the Annual General Meeting. Each director elected will hold office until the 2011 Annual General Meeting or until his successor is elected or his office is otherwise vacated. The nominees for election as director are:

Name	Age	Director Since

Bernard J. Duroc-Danner	56	1988
Samuel W. Bodman, III	71	n/a
Nicholas F. Brady	80	2004
David J. Butters	69	1984
William E. Macaulay	64	1998
Robert B. Millard	59	1989
Robert K. Moses, Jr.	70	1998
Robert A. Rayne	61	1987
•	•	n/a
•	•	n/a

If you properly submit a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for all of the listed nominees for director. The nominees receiving the affirmative vote of a relative majority of the votes cast at the Annual General Meeting will be elected as directors.

All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TEN NOMINEES FOR DIRECTOR.

Director Biographies

Bernard J. Duroc-Danner founded EVI, Inc., Weatherford’s predecessor company, in May 1987 and was directly responsible for the growth of EVI, Inc.’s oilfield service and equipment business. He has directed the growth of the Company since that time. He was elected EVI’s President and Chief Executive Officer in 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Dr. Duroc-Danner was elected as our Chairman of the Board. Dr. Duroc-Danner’s family has been in the oil business for two generations. He holds an M.B.A. and a Ph.D. in Economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Dr. Duroc-Danner held positions at Arthur D. Little Inc. and Mobil Oil Inc. Dr. Duroc-Danner is a director of Helix Energy Solutions Group, Inc. (a marine contractor and operator of offshore oil and gas properties and production facilities) and LMS Capital (an investment company). Dr. Duroc-Danner also serves on the National Petroleum Council and the Society of Petroleum Engineers. Dr. Duroc-Danner was the recipient of Ernst & Young’s 2008 Entrepreneur of the Year in Energy, Chemicals and Mining category. During the past five years, Dr. Duroc-Danner also was a director of Parker Drilling Company, an offshore drilling company, Cal Dive International, Inc., a company engaged in subsea services in the Gulf of Mexico, Universal Compression Holdings, Inc., a natural gas compression service company, and Dresser, Inc., a provider of engineered equipment and services primarily for the energy industry. The Board has concluded that Dr. Duroc-Danner should be re-elected for an additional term because of his educational background, depth of knowledge of the oilfield service industry, domestically and internationally, and previous experience in successfully leading and expanding the Company’s business. As President and Chief Executive Officer, Dr. Duroc-Danner serves as an important link between senior management and the Board, and he brings to the Board an invaluable perspective in strategic planning for the future growth of the Company.

Samuel W. Bodman, III was the United States Secretary of Energy from January 2005 to January 2009, the Deputy Secretary of the Treasury from February 2004 to January 2005 and the Deputy Secretary of Commerce from June 2001 to February 2004. Prior to that time, Dr. Bodman was chairman, chief executive officer and a director of Cabot Corporation, a global producer of specialty chemicals and materials. Dr. Bodman is currently a director of Hess Corporation (an exploration and production company), E.I. duPont de Nemours and Company (a science-based products and services company) and AES Corporation (a global power company), and also serves as a trustee of Cornell University. Dr. Bodman received a B.S. in Chemical Engineering from Cornell University and Sc.D. from the Massachusetts Institute of Technology. The Board has concluded that Dr. Bodman should be elected to the Board of Directors because he will bring to the Board extensive government, director and executive experience, as well as industry knowledge and a valuable global business perspective.

Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd., an investment firm, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), and a director of Hess Corporation (an exploration and production company) and Holowesko Partners Ltd. (investment management companies). Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982). During the past five years, Mr. Brady also was a director of C2, Inc., a provider of third-party logistic services, Templeton Emerging Markets Investment Trust PLC and Templeton Capital Advisors Ltd., an investment management company, and director or trustee, as the case may be, of a number of investment companies in the Franklin Templeton Group of Funds. Mr. Brady holds a B.A. from Yale University and an M.B.A. from Harvard Business School. The Board has concluded that Mr. Brady should be re-elected for an additional term because his educational background and extensive experience in the public and private sectors are assets to the Board of Directors in carrying out its duties.

David J. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings, Ltd., an international shipping company the principle business of which is the transport of liquefied petroleum gas, since September 2008 and has been Chairman and President of Navigator Holdings since August 2006. From 1969 to September 2008, Mr. Butters was a Managing Director of Lehman Brothers Inc., an investment banking company. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), and a director of ACOL Tankers Ltd. (an oil tanker company). Mr. Butters is Vice Chairman and Presiding Director of the Company’s Board. As Presiding Director, Mr. Butters leads the executive sessions of the non-management directors, which are held at least twice each year. During the past five years, Mr. Butters also was a director of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, and TransMontaigne Inc., a refined petroleum products distribution and supply company. The Board has concluded that Mr. Butters should be re-elected for an additional term because his education, background in finance and institutional knowledge of the Company provide the Board with a valuable perspective in making decisions and planning for the Company’s future.

William E. Macaulay is the Chairman and, since 1983, Chief Executive Officer of First Reserve Corporation, a private equity investment firm focused on the energy industry, where he is responsible for all aspects of the firm’s investment program and strategy, and the overall management of the firm. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He also serves as Chairman of the Board and a director of Dresser-Rand Group, Inc. (a supplier of compression and turbine equipment to the oil, gas, petrochemical and industrial process industries). During the past five years, Mr. Macaulay also was a director of Dresser, Inc., a company engaged in the design, manufacture and marketing of highly engineered equipment and services primarily for the energy industry, and Pride International, a contract drilling and related services company. Mr. Macaulay holds a B.B.A. from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Macaulay received a Doctor of Humane Letters (DHL) honorary degree from Baruch College. Mr. Macaulay also served as Director of Corporate Finance for Oppenheimer & Co., Inc., where he worked from 1972 to 1982. The Board has concluded that Mr. Macaulay should be re-elected for an additional term because his education, financial experience and extensive knowledge of the oilfield service industry are important assets to the Board in its decision-making process and in strategic planning.

Robert B. Millard has been a Managing Member and Chief Investment Officer of Realm Partnership LLC, a private investment partnership, since January 2009. From mid-September 2008 until mid-December 2008, Mr. Millard was a Managing Director of Barclays Bank, a global financial services provider, and, from 1976 until mid-September 2008, Mr. Millard held various positions, including Managing Director, at Lehman Brothers, Inc. and its predecessors. Mr. Millard is currently a director of GulfMark Offshore, Inc. and lead director of L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry). Mr. Millard holds a S.B. from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Millard also is a member of the MIT Corporation, which functions as the board of trustees of the Massachusetts Institute of Technology. The Board has concluded that Mr. Millard should be re-elected for an additional term because his education, extensive financial expertise and institutional knowledge of the Company provide the Board with a valuable perspective in making decisions and strategic planning.

Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. During the past five years, Mr. Moses also was a director of Grant Prideco, Inc. The Board has concluded that Mr. Moses should be re-elected for an additional term because his education, extensive knowledge of and experience in the oilfield service industry and institutional knowledge of one of Weatherford’s most significant legacy companies provide a unique perspective that is an asset to the Board in its decision making process.

Robert A. Rayne has been the Chairman of LMS Capital plc, an investment company listed on the London Stock Exchange, since February 2010 and was the Chief Executive Officer and a director of LMS Capital from June 2006, when the investment business of London Merchant Securities plc was demerged and LMS Capital was formed to hold this business, until February 2010. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Mr. Rayne is also the Non-Executive Chairman of Derwent London plc, a Central London specialist property company into which

London Merchant Securities was merged in February 2007. Mr. Rayne is a director of Chyron Corporation (a supplier of graphics hardware, software and other services to the media industry). Mr. Rayne has expertise in a wide range of sectors in addition to the oilfield service industry, including the real estate, media, consumer and technology industries. The Board has concluded that Mr. Rayne should be re-elected for an additional term because his education, financial expertise, chief executive and international perspectives and diversity of expertise are beneficial to the Board in carrying out its duties.

•

•

Committees and Meetings of the Board

Committees

The Board of Directors has created the following committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating

Number of Meetings

During 2009, the Board of Directors met six times, the Audit Committee met 37 times, the Compensation Committee met six times, and the Corporate Governance and Nominating Committee met four times. All of the directors attended at least 75% of all Board of Directors and respective committee meetings, except that Mr. Brady attended seven of ten meetings.

Audit Committee

Messrs. Butters, Moses and Rayne (Chair) are the current members of the Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and independent auditor.

All members of the Audit Committee are considered independent under the current rules of the NYSE and the SEC. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on page • of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Millard (Chair), Macaulay and Moses. Mr. Brady was a member of the Compensation Committee until March 2009. The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Compensation Committee are:

•	evaluating the performance and, together with the other members of the Board who are independent as defined by the rules of the NYSE, determining and approving the compensation of our chief executive officer;

•	making decisions regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

All members of the Compensation Committee satisfy the qualification standards of section 162(m) (“section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and Section 16 of the Exchange Act. All members are considered independent under the current rules of the NYSE and the SEC.

Corporate Governance and Nominating Committee

Messrs. Brady, Butters (Chair), Rayne and Macaulay are the current members of the Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to serve as Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.

All members of the Corporate Governance and Nominating Committee are considered independent under the current rules of the NYSE and the SEC.

Audit Committee Report

• , 2010

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

David J. Butters
Robert K. Moses, Jr.
Robert A. Rayne, Chairman

Board Compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and compensation paid and granted to our directors.

Pearl Meyer & Partners (“PM&P”), a global human resources consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the committee on the appropriate compensation for the Board. PM&P annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group (see “Peer Group” in the Compensation Discussion and Analysis section in this proxy statement) and U.S. industry practices.

Directors’ Fees

The directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each Committee meeting attended;

•	$60,000 as an annual retainer;

•	$20,000 as an additional annual retainer for the Audit Committee chair;

•	$10,000 as an additional annual retainer for each Audit Committee member;

•	$15,000 as an additional annual retainer for the Compensation Committee chair;

•	$10,000 as an additional annual retainer for the Corporate Governance and Nominating Committee chair; and

•	$20,000 as an additional annual retainer for the Presiding Director.

Annual retainers are paid quarterly. We do not compensate Dr. Duroc-Danner for his service on the Board.

Restricted Share Unit Awards

On September 1, 2009, we granted to each of the non-employee directors a restricted share unit award of 9,200 restricted share units pursuant to our 2006 Omnibus Incentive Plan. Of the units granted, 1,200 were awarded to compensate each director for the approximate amount of the benefit he would have received under the Non-Employee Director Deferred Compensation Plan (discussed below) had we not suspended the plan. The awards vest in three equal annual installments, beginning on September 1, 2010, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. The Corporate Governance and Nominating Committee believes that providing a majority of the overall Board compensation in our registered shares aligns the interests of our directors with those of our shareholders.

Non-Employee Director Deferred Compensation Plan

We maintain the Weatherford International Ltd. Non-Employee Director Deferred Compensation Plan. This plan was amended on December 31, 2008 to comply with section 409A of the Code and final Treasury regulations issued thereunder (collectively, “section 409A”), in an effort to minimize the imposition of taxes under section 409A on participants. In addition, we suspended this plan effective as of December 31, 2008 because of uncertainties concerning the application of section 457A of the Code (“section 457A”). During the suspension and unless and until the Board of Directors determines otherwise, no new participants may join the plan, the directors will not be able to make fee deferrals to the plan, and we will not make any matching contributions. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan. In light of section 457A, the plan was also amended to provide that if the date of a participant’s section 409A “separation from service” (as defined in section 409A) does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

Under this plan, as amended and at any time it is not suspended, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing the number of our registered shares that could have been purchased with the deferred fees based on the average of the high and low price of our registered shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Our directors may elect when distributions will be made from the plan. In any event, all benefits under the plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of registered shares equal to the number of units in the director’s account at the time of the distribution.

Prior to the suspension of this plan, each of our non-employee directors elected to defer 7.5% of the fees paid by us and to have his distribution paid on the first day of the calendar quarter coincident with or next following the date of his cessation of service with the Board.

Non-Employee Director Retirement Plan

We maintain the Weatherford International Ltd. Non-Employee Director Retirement Plan for former eligible directors of Weatherford Enterra. This plan was amended on December 31, 2008 to comply with section 409A in an effort to minimize the imposition of taxes under section 409A upon the directors.

Under this plan, as amended, former non-employee directors of Weatherford Enterra with at least five years of service as a non-employee director are entitled to receive an annual benefit amount equal to 50% of the annual cash retainer fee paid to the director during the plan year ended December 31, 1998, with benefits increased by 10% (up to 100%) for each additional full year of service through June 1, 1998. The benefits are payable monthly, beginning on the first day of the month on or next following the date of the director’s cessation of service with the Board. The benefits are then payable for the lesser of the number of months that the director served on the Board or 10 years. If the director dies while serving on the Board or after his retirement from the Board, benefits are paid to his beneficiaries. After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000 payable for 10 years, provided that in any event, benefits under this plan will be completely distributed no later than January 1, 2017.

Summary of Board Compensation for 2009

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2009. Dr. Duroc-Danner was an executive officer and director in 2009, and information about his compensation is listed in the Summary Compensation Table in this proxy statement.

Director Compensation

	Fees Earned
	or Paid in	Share	Total
Name	Cash ($)	Awards ($)(1)	($)

Nicholas F. Brady	94,000	181,240	275,240
David J. Butters	216,000	181,240	397,240
William E. Macaulay	108,000	181,240	289,240
Robert B. Millard	117,000	181,240	298,240
Robert K. Moses, Jr.	186,000	181,240	367,240
Robert A. Rayne	192,000	181,240	373,240

(1)	As of December 31, 2009, aggregate outstanding restricted share, restricted share unit and option awards for each non-employee director were as follows:

	Aggregate	Aggregate
	Number of	Number of
	Restricted Shares/	Shares
	Restricted Share	Underlying
Name	Units	Options

Nicholas F. Brady	17,200	0
David J. Butters	17,200	302,400
William E. Macaulay	17,200	854,528
Robert B. Millard	17,200	854,528
Robert K. Moses, Jr.	17,200	0
Robert A. Rayne	17,200	480,000

Corporate Governance Matters

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.”

Director Independence

The Board of Directors has affirmatively determined that each person who was a director during the Company’s fiscal year ending December 31, 2009 and each current director and nominee is independent under the current rules of the NYSE and the SEC, other than Dr. Duroc-Danner, who is an employee. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, which standards are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.” A relationship falls within the categorical standards if it:

•	is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

The Board, however, considers and reviews all relationships with each director in making its independence determinations. None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Policies Regarding Related Person Transactions

Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in our Corporate Governance Principles and our Code of Business Conduct. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies” or “Code of Business Conduct,” as applicable. If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or voting on any transaction in which the actual or potential conflict of interest may arise. The Board of Directors approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Director Nominations

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee conducts its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Secretary, Weatherford International Ltd., 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at (in person) and participation in all Board and Committee meetings, and should be committed to serve on the Board for an extended period of time. The Committee will consider whether and to what extent a nominee will bring diversity, whether in educational background, experience, expertise and/or regional knowledge, to the Board in determining whether a candidate will be an appropriate fit with, and an asset to, the Board of Directors.

Rule 14a-8 under the Exchange Act addresses when a shareholder may submit a proposal for inclusion of a nominee for director in our proxy materials. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Board Members

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International Ltd., 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. All such communications will be forwarded to the appropriate members of the Board.

Leadership Structure

The Board has determined that the most effective leadership structure for the Company is to combine the role of Chief Executive Officer and Chairman. The Board believes that by serving both as Chief Executive Officer and Chairman, Dr. Duroc-Danner brings multiple perspectives to the Board and also is best informed to lead the Board because of his role in the management of the Company’s business and strategic direction.

The Board has appointed Mr. Butters as Presiding Director to preside over executive sessions of non-management directors. The Board believes it is in the best interest of the Company’s shareholders to have a Presiding Director who has the authority to call executive sessions as a counterbalance to the Company’s combined roles of Chief Executive Officer and Chairman. The Board believes executive sessions provide the Board with the ability to independently evaluate management, openly discuss strategic and other business issues involving the Company and ensure that the Company is upholding high standards of corporate governance. For information on how to communicate with our Presiding Director and other non-management members of the Board of Directors, please see “Communication with Board Members.”

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting and at such additional times as may be needed. In 2009, the non-management directors held four executive sessions.

Director Attendance at Annual General Meeting

All directors are expected to attend the Annual General Meeting. Five of our seven directors attended our 2009 General Meeting.

Code of Conduct

We have adopted a Code of Business Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer and our Chief Financial Officer. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Code of Business Conduct” or “Supplemental Code of Conduct,” as applicable. We intend to post amendments to and waivers of our Code of Business Conduct (to the extent applicable to our President and Chief Executive Officer and our Chief Financial Officer) and to the Supplemental Code of Conduct at this location on our website.

Risk Management Oversight

The Board has delegated to the Audit Committee responsibility for the oversight of risk management for the Company. As part of their oversight function, the Audit Committee discusses and implements guidelines and policies concerning financial and compliance risk assessment and risk management, including the process by which major financial risk exposure is monitored and mitigated, and works with members of management to assess and monitor risks facing the Company’s business and operations, as well as the effectiveness of the Company’s guidelines and policies for managing and assessing financial and compliance risk. The Audit Committee meets and discusses, as appropriate, issues regarding the Company’s risk management policies and procedures directly with those individuals responsible for day-to-day risk management in the Company’s internal audit and compliance departments.

AGENDA ITEM NO. 4

Appointment of Independent Registered Public Accounting Firm and
Re-Election of Statutory Auditor

At the 2010 Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and re-elect Ernst & Young Ltd, Zurich as Weatherford’s statutory Swiss auditor for the year ending December 31, 2010.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal.

Representatives of Ernst & Young LLP and Ernst & Young Ltd, Zurich will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods. All fees were approved by the Audit Committee pursuant to its pre-approval policy.

	2009	2008

Audit fees(1)	$7,340,000	$6,282,000
Audit-related fees(2)	1,023,000	72,000
Tax fees(3)	476,000	400,000
All other fees(4)	27,000	8,000

Total	$8,866,000	$6,762,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting and the reviews of the Company’s quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation as well as fees for employee benefit plan audits.

(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.

(4)	Other services performed include regulatory compliance services and certain other advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.

There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Under the policy, pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed 5% of the total fees paid to the auditor during the fiscal year.

AGENDA ITEM NO. 5

Reclassification of CHF 475 Million of Legal Reserves
(Additional Paid-In Capital) to Other Reserves

At the 2010 Annual General Meeting, the shareholders will be asked to vote on a proposal to reclassify legal reserves (additional paid-in capital) in the amount of CHF 475 million to other reserves. This proposal will increase the Company’s flexibility with respect to the use of its capital reserves under Swiss law.

As of December 31, 2009, Weatherford International Ltd. had CHF 7.6 billion of legal reserves in the form of additional paid-in capital, CHF 475 million of which the Board of Directors proposes to reclassify and release to other reserves. If this proposal is approved, we will be permitted to use the legal reserves (additional paid-in-capital) that are reclassified and released to other reserves for any purpose that is permitted under Swiss law, including to repurchase shares and hold them in treasury.

Under Swiss law, we may only purchase our shares and hold them in treasury if, among other things, our statutory financial statements reflect freely disposable equity in the amount necessary for that purpose and if the aggregate par value of shares held in treasury does not exceed ten percent of our share capital. By reclassifying and releasing the additional paid-in-capital to other reserves, we create such freely disposable equity and thereby increase our flexibility in connection with the repurchase of our shares.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

AGENDA ITEM NO. 6

Extend the Company’s Authorized Share Capital and
Approve an Increase in Authorized Share Capital

This proposal will increase the Company’s flexibility with respect to the future issuance of share capital under Swiss law. The Company does not currently have plans to use its authorized but unissued share capital.

Under Swiss law, the authority of the Board of Directors to issue shares out of authorized share capital is limited to a maximum period of two years. The current authorization stated in Article 5 of the Articles of Association expires on February 25, 2011, which is prior to the date of the Company’s annual general meeting in 2012.

At the 2010 Annual General Meeting, our shareholders will be asked to approve amendments to Article 5 of the Company’s Articles of Association to (a) extend the Board’s authority to issue shares out of the Company’s authorized share capital for an additional period ending on June 23, 2012 (two years from the date of the 2010 Annual General Meeting), and (b) increase the amount of issuable authorized capital from 334,856,309 shares, or CHF 388,433,318.44, to an amount equal to • shares, or CHF • , which corresponds to 50% of stated capital as of May 5, 2010.

The Board of Directors may issue shares out of authorized capital up to the amount specified in the Articles of Association, which amount may not exceed 50% of the Company’s stated capital as reflected in the Register of Commerce. The Articles of Association currently authorize the Board to issue shares out of authorized capital up to a maximum amount of 334,856,309 shares, or CHF 388,433,318.44. The Company’s stated capital is CHF • as of May 5, 2010, and the Board of Directors proposes a corresponding increase in issuable authorized capital to an amount equal to • shares, or CHF • , which was 50% of stated capital as of May 5, 2010.

In accordance with the Company’s Articles of Association, the Board of Directors may determine the conditions for the exercise of the preferential subscription rights and the allotment of preferential subscription rights that have not been exercised. The Board of Directors may allow the preferential subscription rights that have not been exercised to expire, or it may place such rights or shares, the preferential subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company. The Board of Directors is authorized to withdraw or limit the preferential subscription rights of the shareholders as specified in Article 5.3 of the Company’s Articles of Association.

The proposed amendments to Article 5 of the Articles of Association are included in Annex A to this proxy statement.

The affirmative vote of two-thirds of the votes and the absolute majority of the par value of the shares represented at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will be counted as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

AGENDA ITEM NO. 7

Approve an Increase in Conditional Share Capital and
Specify Allocation of Conditional Share Capital

This proposal will increase the Company’s flexibility with respect to the future issuance of capital under Swiss law.

Under Swiss law, the Board of Directors may issue shares out of conditional capital up to the amount specified in the Articles of Association, which amount may not exceed 50% of the Company’s stated capital as reflected in the Swiss Register of Commerce. The Articles of Association currently authorize the Board to issue shares out of conditional capital up to a maximum amount of 364,434,315 shares, of CHF 422,743,805.40, which corresponds to 50% of the Company’s stated capital at the time of our redomestication to Switzerland in February 2009. Since that time, the Company’s stated capital has increased to CHF • as of May 5, 2010, and the Board of Directors proposes a corresponding increase in issuable conditional capital to an equal to an amount equal to • shares, or CHF • , which corresponds to 50% of stated capital as of May 5, 2010.

At the 2010 Annual General Meeting, our shareholders will be asked to approve amendments to Article 6 of the Company’s Articles of Association to (a) increase the amount of issuable conditional capital from 364,434,315 shares, or CHF 422,743,805.40, to an amount equal to • shares, or CHF • , which corresponds to 50% of stated capital as of May 5, 2010, and (b) specify the conditional share capital allocable to each category of beneficiaries permitted by Article 6.

Under our Articles of Association, shares may be issued from conditional capital to the following two categories of beneficiaries:

•	through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, its subsidiaries or any of their predecessors (referred to below as “Derivative Beneficiaries”); or

•	through the issuance of registered shares, options or other share-based awards to directors, employees, contractors, consultants or other persons providing services to us (referred to below as “Equity Award Beneficiaries”).

In accordance with the Company’s Articles of Association, preferential subscription rights and advance subscription rights of the shareholders are excluded in connection with the issuance of shares out of conditional capital.

To comply with the requirement that the allocation of the conditional capital among each category of beneficiaries be provided for in the Articles, the Board of Directors proposes to amend Article 6 of the Articles of Association to specify that, of the total conditional capital amount allowed by the Articles, 75% will be allocated to the Derivative Beneficiaries and 25% will be allocated to the Equity Award Beneficiaries.

The proposed amendments to Article 6 of the Articles of Association are included in Annex B to this proxy statement.

The affirmative vote of two-thirds of the votes and the absolute majority of the par value of the shares represented at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will be counted as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

AGENDA ITEM NO. 8

Approval of the Weatherford International Ltd.
2010 Omnibus Incentive Plan

This proposal will enable the Company to recruit and retain executives and management through equity-based compensation.

You are being asked to consider and vote on a proposal to approve the Weatherford International Ltd. 2010 Omnibus Incentive Plan (the “2010 Plan”). The 2010 Plan was adopted by our Board of Directors on April 24, 2010, subject to approval of our shareholders. Approval of the 2010 Plan requires the affirmative vote of a “relative majority” of the shareholders voting at the Annual General Meeting.

Since our inception, we have recognized the importance of aligning the interests of our employees with those of our shareholders. The 2010 Plan reflects this philosophy by providing those persons who have substantial responsibility for our management and growth with additional performance incentives and an opportunity to obtain or increase their proprietary interest in Weatherford, thereby encouraging them to continue in their employment or affiliation with us.

The 2010 Plan is similar to our existing 2006 Omnibus Incentive Plan. As of the record date for the Annual General Meeting, June 2, 2010, we had approximately • million shares available for issuance under the 2006 Omnibus Incentive Plan, which will continue to be available for granting awards. As of May • , 2010, the closing price of our shares on the NYSE was $ •.

Following is a summary of the material terms of the 2010 Plan and of certain tax effects of participation in the 2010 Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the 2010 Plan, which is attached hereto as Annex C. To the extent that there is a conflict between this summary and the 2010 Plan, the terms of the 2010 Plan will govern.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

General Terms

The aggregate number of shares available for grant under the 2010 Plan is 10,144,000 million. Each share that is subject to an award counts as one share against the aggregate number. The maximum number of shares subject to an option or share appreciation rights (“SARs”) that may be granted under the 2010 Plan to an employee of Weatherford or any of its affiliates during any fiscal year is two million.

Generally, if an award granted under the 2010 Plan is forfeited or cancelled for any reason without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the 2010 Plan and may again be subject to an award granted under the 2010 Plan. If shares are delivered or tendered to Weatherford for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the 2010 Plan. If any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for grant under the 2010 Plan.

The Compensation Committee (or other committee of the Board of Directors, as provided in the 2010 Plan) (“the Committee”) will administer the 2010 Plan. Any employee, non-employee director or other individual service providers (including consultants) of Weatherford or one of its affiliates is eligible for awards under the 2010 Plan. The 2010 Plan provides for awards of options, SARs, restricted shares, restricted share units, performance share awards, performance unit awards, other share-based awards and cash-based awards. An executive officer who, at the time of any grant of an award, is considered to be “named executive officer” under the Exchange Act, may only be granted options, SARs, performance share awards, performance unit awards and cash-based awards.

We currently have over 52,000 employees and six non-employee directors. Any discretionary awards to non-employee directors must be approved by the Committee. The Committee may from time to time authorize our chief executive officer to grant awards to employees who are not, or prospective employees who will not be, executive officers or directors of the Company.

The Board of Directors may amend the terms of the 2010 Plan at any time, subject to the shareholder approval requirements of the NYSE and other rules and regulations applicable to Weatherford.

Awards granted under the 2010 Plan are generally non-transferable by the holder other than by will or under the laws of descent and distribution, and awards are generally exercisable during the holder’s lifetime only by the holder.

In case of certain corporate acquisitions by Weatherford, awards may be granted under the 2010 Plan in substitution for share options or other awards held by employees or other service providers of other entities who are about to become employees or other service providers of Weatherford or its affiliates. The terms and conditions of such substitute awards may vary from the terms and conditions set forth in the 2010 Plan to such extent as the Committee may deem appropriate to conform to the provisions of the award for which the substitution is being granted.

The Committee may establish certain performance goals applicable to certain awards, including performance share awards and performance unit awards granted under the 2010 Plan.

The 2010 Plan will continue indefinitely until it is terminated pursuant to its terms.

Performance Share Awards and Performance Unit Awards

The Committee determines the material terms of performance awards, including the amount of the award, any vesting or transferability restrictions, and the performance period over which the performance goal of such award will be measured, subject to the terms of the 2010 Plan. The maximum number of shares that may be granted as subject to a performance share award or performance unit award denominated in shares is two million shares per fiscal year for any holder. The maximum amount payable to any holder in respect of a performance unit award that is not denominated in shares with respect to any fiscal year in the performance period is $25 million per fiscal year.

The Committee may, in its sole discretion, grant performance share awards and performance unit awards that are either intended to qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Code, or are not intended to so qualify. To the extent that a performance share award or performance unit award is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Code, such award must be based on the attainment of one or more performance goals. A performance goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a performance goal may be based on one or more business criteria that apply to the holder and may include business criteria for one or more business units of Weatherford, Weatherford, or Weatherford and one or more of its affiliates. The performance goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, or number of employees. The performance goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee will be calculated in accordance with (i) amounts reflected in Weatherford’s financial statements, (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the Performance Goal Establishment Date (as defined below). Performance goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Weatherford’s accounting policies and practices in effect on the date the performance goal is established. Prior to the payment of any compensation based on the achievement of performance goals, the Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied.

Performance share awards and performance unit awards that are not intended to be “performance-based compensation,” within the meaning of Section 162(m) of the Code, may be based on other quantifiable business criteria.

All performance share awards and performance unit awards are generally subject to a minimum performance period of not less than one year, except for performance share awards and performance unit awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of performance share awards and performance unit awards in certain circumstances.

Performance unit awards are payable in cash or shares, or a combination of cash and shares, as specified in the applicable award agreement. Any payment under a performance unit award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the performance unit award payment is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the 2010 Plan) or (ii) at a time that is permissible under Section 409A of the Code.

Each holder of a performance share award will have all the rights of a shareholder with respect to the shares issued to the holder pursuant to the award during any period in which such issued shares are subject to forfeiture (including the right of Weatherford to repurchase such shares) and restrictions on transfer. These rights include the right to vote such shares. Holders of performance unit awards do not have any rights of a shareholder.

Any performance goal for a particular performance share award or performance unit award must be established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which such performance goal relates or (ii) the lapse of 25% of the period of service (the “Performance Goal Establishment Date”). In any event, the performance goal must be established while the outcome is substantially uncertain.

Other terms and conditions applicable to performance awards may be determined by the Committee at the time of grant.

Restricted Shares

The Committee may grant restricted shares to any eligible persons selected by it. The amount of an award of restricted shares, and any vesting or transferability provisions relating to such an award, are determined by the Committee in its sole discretion, subject to the terms of the 2010 Plan. Restricted share awards are generally subject to a minimum vesting period of not less than three years, except for restricted share awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of restricted share awards in certain circumstances.

Each recipient of a restricted share award will have the rights of a shareholder of Weatherford with respect to the restricted shares included in the restricted share award during any period of restriction established for the restricted share award. Dividends paid with respect to restricted shares (other than dividends paid by means of shares or rights to acquire shares) will be paid to the holder of restricted shares currently. Dividends paid in shares or rights to acquire shares will be added to and become a part of the holder’s restricted shares.

Restricted Share Unit Awards

The Committee determines the material terms of restricted share unit awards, including the vesting schedule (subject to the terms of the 2010 Plan) and any transferability restrictions or other conditions applicable to the award. Restricted share unit awards are generally subject to a minimum vesting period of not less than three years, except for restricted share unit awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of restricted share unit awards in certain circumstances.

A restricted share unit award is similar in nature to a restricted share award except that in the case of a restricted share unit, no shares are actually issued or transferred to the holder until a later date as specified in the applicable award agreement. As a result, a recipient of a restricted share unit award will not have the rights of a shareholder of Weatherford until such date as the shares are issued or transferred to the recipient. Each restricted share unit will have a value equal to the fair market value of a share.

Payment under a restricted share unit award will be made in either cash and/or shares, as specified in the applicable award agreement. Any payment under a restricted share unit award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the restricted share unit is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the 2010 Plan) or (ii) at a time that is permissible under Section 409A of the Code.

In its discretion, the Committee may specify that the holder of a restricted share unit award is entitled to the payment of dividend equivalents under the award. Other terms and conditions applicable to restricted share units may be determined by the Committee at the time of grant.

Options

For options granted under the 2010 Plan, the Committee will specify the option price, size and term (which cannot exceed 10 years), and will further determine the option’s vesting schedule and any exercise restrictions. Other terms and conditions applicable to options may be determined by the Committee at the time of grant.

The exercise price for options may be paid (i) by cash, certified check, bank draft or money order, (ii) by means of a cashless exercise through a registered broker-dealer (subject to certain pre-approval requirements), or (iii) in any other form of payment that is acceptable to the Committee. The Committee may permit a holder to pay the option price and any applicable tax withholding by authorizing a third-party broker to sell all or a portion of the shares acquired upon exercise of the option and remit to Weatherford a sufficient portion of the sale proceeds to pay the option price and applicable tax withholding.

All options granted under the 2010 Plan are granted with an exercise price equal to or greater than the fair market value of the shares at the time the option is granted. Options may be granted either as incentive stock options (“ISOs”) or non-qualified stock options. The principal difference between ISOs and non-qualified stock options is their tax treatment. See “Federal Income Tax Consequences” below.

The 2010 Plan prohibits any repricing of options after their grant, other than in connection with a share split, payment of a share dividend or certain other corporate transactions.

SARs

Subject to the terms and conditions of the 2010 Plan, a SAR provides its holder with the right to receive an amount equal to the excess of (i) the fair market value of one share of Weatherford on the date of exercise of the SAR over (ii) the grant price of the SAR. All SARs granted under the 2010 Plan must have a grant price equal to or greater than the fair market value of the shares at the time the SAR is granted.

The Committee may determine the term of any SAR, so long as the term does not exceed 10 years. With respect to exercise of a SAR, the Committee, in its sole discretion, may also impose whatever terms and conditions it deems advisable, including any vesting or transferability provisions. The Committee will also determine the extent to which any holder of a SAR will have the right to exercise the SAR following such holder’s termination of employment or other severance of service with Weatherford.

Upon the exercise of a SAR, a holder will be entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, this payment may be in cash, in shares of equivalent value, in some combination thereof, or in any other form that may be approved by the Committee.

Other Share-Based Awards

The Committee may also grant other types of equity-based or equity-related awards not otherwise described by the terms and provisions of the 2010 Plan in such amounts, and subject to such terms and conditions, as the Committee shall determine. These awards may involve the issuance or transfer of shares to holders, or payment in cash or otherwise of amounts based on the value of our shares, and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Other share-based awards granted under the 2010 Plan are generally subject to a minimum vesting period of not less than three years, except for such other share-based awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of such other share-based awards in certain circumstances.

Each other share-based award will be expressed in terms of our shares or units based on shares, as determined by the Committee. Other terms and conditions applicable to other share-based awards may be determined by the Committee at the time of grant.

Cash-Based Awards

The Committee may grant cash-based awards in such amounts and upon such terms as the Committee may determine. Any payment with respect to a cash-based award will be made in cash. The maximum amount payable to any holder in respect of any cash-based award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, when aggregated with such holder’s performance unit awards that are not denominated in shares, if any, with respect to any fiscal year in the performance period, is $25 million per fiscal year. The Committee also may establish performance goals relating to cash-based awards based on the business criteria that apply to performance goals for performance share awards and performance unit awards. If the Committee decides to establish performance goals, the cash-based awards that will be paid out to the holder will depend on the extent to which the performance goals are met.

The Committee will determine the extent to which a holder’s rights under a cash-based award will be affected by the holder’s termination of employment or other severance from service with Weatherford. Other terms and conditions applicable to cash-based awards may be determined by the Committee at the time of grant.

Effects of Certain Transactions and Change of Control

The 2010 Plan provides that appropriate substitutions and adjustments shall be made by the Committee, in its sole discretion, to any outstanding award in case of any change in our issued and outstanding shares by reason of any share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of Weatherford, or exchange of shares or other corporate exchange, or any distribution to shareholders of shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing. For any award granted under the 2010 Plan, the Committee may specify the effect of a Change of Control (as defined in the 2010 Plan) of Weatherford with respect to that award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards pursuant to the 2010 Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2010 Plan, nor does it address state, local, or non-U.S. taxes. The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Options, SARs, Performance Unit Awards, Restricted Share Unit Awards and Other Share-Based Awards.  A participant generally is not required to recognize income on the grant of an option, SAR, restricted share unit award, performance unit award or other share-based award. Instead, ordinary income generally is required to be recognized on the date the option (see ISO discussion below) or SAR is exercised, or in the case of restricted share unit awards, performance unit awards or other share-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted share unit awards, performance unit awards or other share-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.

ISOs.  When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax).

If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.

Cash-Based Awards.  Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Restricted Shares and Performance Share Awards.  Unless a participant who receives an award of restricted shares or an award of performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted shares or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted shares or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares.  In general, gain or loss from the sale or exchange of shares granted or awarded under the 2010 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by Weatherford.  To the extent that a participant recognizes ordinary income in the circumstances described above, Weatherford or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “Performance Based Compensation” and “Parachute Payments” below).

Performance Based Compensation.  In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the 2010 Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under shareholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The 2010 Plan has been designed so that the Committee in its discretion may grant qualifying exempt performance-based compensation under the 2010 Plan in the form of options, SARs, performance share awards, performance unit awards, and cash-based awards.

Parachute Payments.  Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Withholding.  Awards under the 2010 Plan may be subject to tax withholding. When an award results in income subject to withholding, Weatherford may require the participant to remit the withholding amount to

Weatherford or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.

Section 409A.  Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the 2010 Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of Weatherford that awards under the 2010 Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code.

New Plan Benefits

Any grants of awards under the 2010 Plan are to be made in the discretion of the Committee. In April 2010, the Committee granted an award of 530,035 performance-based restricted share units to Dr. Duroc-Danner under the 2010 Plan, but made that grant expressly subject to approval of the 2010 Plan by our shareholders. As of the date of this proxy statement, no other awards have been made under the 2010 Plan. The award granted to Dr. Duroc-Danner was made on the same general terms as applicable to the other executive officers (for terms of those awards, see “Long-Term Incentive Compensation — 2010 Performance-Based RSU Grants” in the Compensation Discussion and Analysis section of this proxy statement).

Supplemental Executive Retirement Plan

Effective January 1, 2010, we implemented the Weatherford International Ltd. Supplemental Executive Retirement Plan as a result of the suspension of the Nonqualified Executive Retirement Plan and the termination by its original terms of the Supplemental Retirement Plan on December 31, 2009. The Supplemental Executive Retirement Plan was amended effective March 31, 2010 to prohibit any new participants in the Plan, freeze further benefit accruals under the Plan and replace those accruals with a LIBOR-based accrual, and fix the calculation of termination benefits. The plan was further amended on April 8, 2010 to permit any participant to elect to convert between 50% and 100% of his or her cash balance accrued under the plan (including earnings on any cash balance), on any date prior to June 7, 2010 but subject to black-out periods, into notional share units representing the right to receive an equivalent number of the Company’s registered shares upon termination, or if the amounts are subject to section 457A transitional rules, no later than January 1, 2017.

The Supplemental Executive Retirement Plan provides termination benefits to participants whose employment is terminated for any reason, including termination as a result of retirement, death or disability, and whether or not a change of control has occurred. The termination benefit will be payable in cash and, if any participant makes a conversion election, registered shares of the Company. The registered share component of the termination benefit, if any, will be delivered at one time and will be equal to the number of notional share units credited to the participant under the plan.

Participants will be credited with notional share units when they deliver to the Company an irrevocable election form indicating the dollar amount of the participant’s termination benefit they wish to convert into notional share units. The number of notional share units received at the time of the participant’s election to convert his or her cash balance will be determined by dividing (a) the dollar amount of the participant’s cash balance that the participant elects to convert into notional share units by (b) the closing price of the Company’s registered shares on the NYSE on the date of the election, or first trading day following the date of the election. The participants’ rights to accumulate interest on their cash balances will terminate for any portion of the balance converted into notional share units.

The termination benefit will be paid and/or delivered to a participant within 15 days after the date of the participant’s section 409A separation from service with the Company unless the participant is a section 409A specified employee, in which case the benefit will be paid and/or delivered on the date that is six months following date of such separation from service.

Participants, their spouses and dependent children (up to age 25) are also entitled to receive health and medical insurance benefits for the remainder of the participant’s and his or her spouse’s individual lives, provided they pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000. These benefits will be secondary to Medicare (to the extent permitted by law) and any other health and medical benefits that the participant receives from any other employer-provided plan.

The plan also provides a tax gross-up for any penalties, excise or other tax payments that may be imposed upon the participant with respect to the participant’s benefits under the plan, the Nonqualified Executive Retirement Plan, or compensation outside these plans, including any additional taxes under section 4999, section 409A or section 457A of the Code. However, under the terms of his new employment agreement, Dr. Duroc-Danner has waived all of his right to this gross-up provision, except with respect to gross-ups relating to section 457A.

SHARE OWNERSHIP

Shares Owned by Directors and Executive Officers

This table shows the number and percentage of common shares beneficially owned by each of our directors and director nominees, each of the executive officers and former executive officer named in the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement and all of our directors and executive officers and a former executive officer as a group. Share ownership information of our directors and current executive officers is as of May 5, 2010. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares Beneficially Owned
				Percent of
	Number of	Right to	Total Shares	Outstanding
Name	Shares Owned	Acquire(1)	Beneficially Owned	Shares

Bernard J. Duroc-Danner	2,167,110	2,248,294	4,415,404		*
Samuel W. Bodman, III	56,400	—	56,400		*
Nicholas F. Brady	879,264	5,679	884,943		*
David J. Butters(2)	236,188	365,231	601,419		*
William E. Macaulay(3)	770,932	865,238	1,636,170		*
Robert B. Millard(4)	697,930	863,326	1,561,256		*
Robert K. Moses, Jr.(5)	566,464	11,441	577,905		*
Robert A. Rayne(6)	160,316	501,767	662,083		*
•	•	—	•	•
•	•	—	•	•
Andrew P. Becnel	499,909	725,421	1,225,330		*
Stuart E. Ferguson(7) (former executive officer)	176,993	100,000	276,993		*
Peter T. Fontana	214,723 (8)	5,478	220,201		*
Keith R. Morley	312,652	443,413	756,065		*
Burt M. Martin(9) (former executive officer)	253,961	400,000	653,961		*
All directors, director nominees, officers and former officers as a group (21 persons)	7,919,809	6,785,943	14,705,752	•	%

*	Less than 1%.

(1)	Includes registered shares that can be acquired through stock options exercisable through July 4, 2010. Also includes registered shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, our Executive Deferred Compensation Stock Ownership Plan or our Foreign Executive Deferred Compensation Stock Plan, as applicable, based on the number of units allocated to each participant’s account as of April 30, 2010.

(2)	Includes 55,088 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(3)	Includes 26,472 shares held by Mr. Macaulay’s wife and 15,504 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to all of which he disclaims beneficial ownership.

(4)	Includes • shares held by a charitable foundation and trusts controlled by Mr. Millard and his wife.

(5)	500,000 shares are pledged to a bank.

(6)	Excludes 2,050,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as Chief Executive Officer and director, and affiliates of LMS Capital. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(7)	Information based on a Form 4 filed on behalf of Mr. Ferguson on April 1, 2010 and corporate records.

(8)	Voting and dispositive power is shared with Mr. Fontana’s spouse.

(9)	Information based on a Form 4 filed on behalf of Mr. Martin on April 3, 2009 and corporate records.

Shares Owned by Certain Beneficial Holders

This table shows information for each person known by us to beneficially own 5% or more of the outstanding registered shares as of May 5, 2010.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

FMR LLC(2)	54,939,304	•
Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109
ClearBridge Advisors, LLC(3)	50,106,539	•
620 8th Avenue New York, New York 10018

(1)	This information is based on information as of December 31, 2009 furnished by each shareholder or contained in filings made by the shareholder with the SEC.

(2)	FMR LLC has sole voting power over 4,331,373 shares, Mr. Johnson does not have sole voting power over any shares, and both owners had sole dispositive power over all shares. The beneficial owners do not have shared voting or dispositive power over any shares.

(3)	The beneficial owner has sole voting power over 41,766,153 shares and sole dispositive power over all shares. The beneficial owner does not have shared voting or dispositive power over any of the shares.

EXECUTIVE OFFICERS

The following persons are our executive officers. (Dr. Duroc-Danner’s biography is on page • .) None of the executive officers or directors have any family relationships with each other.

Name	Age	Position

Bernard J. Duroc-Danner	56	Chairman of the Board, President and Chief Executive Officer
Andrew P. Becnel	42	Senior Vice President and Chief Financial Officer
Peter T. Fontana	63	Senior Vice President — Western Hemisphere
Keith R. Morley	59	Senior Vice President — Well Construction & Operations Support
M. Jessica Abarca	38	Vice President — Accounting and Chief Accounting Officer
M. David Colley	49	Vice President — Artificial Lift Global Business Unit
Joseph C. Henry	39	Vice President, Co-General Counsel and Secretary
Carel W. J. Hoyer	51	Senior Vice President — Well Construction and Reservoir Evaluation
James M. Hudgins	56	Vice President — Tax
William B. Jacobson	41	Vice President, Co-General Counsel and Chief Compliance Officer

Andrew P. Becnel was appointed Senior Vice President and Chief Financial Officer in October 2006. Mr. Becnel joined the Company in 2002 and served as Corporate Vice President — Finance from September 2005 to October 2006, Vice President of Finance from May 2004 to September 2005 and Associate General Counsel from June 2002 to May 2004. Prior to joining the Company, he was Securities Counsel of Koch Investment Group (the investment and trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews Kurth LLP from 1995 until 2001. Mr. Becnel graduated with honors from Amherst College and holds a Juris Doctor degree from the University of Virginia School of Law.

Peter T. Fontana was appointed Vice President Western Hemisphere in July 2009. Mr. Fontana joined the Company in January 2005 as Director Project Management and later that same year was appointed Vice President for the Latin America Region where he served until July 2009. Mr. Fontana has an MBA from Southern Methodist University, and, prior to joining the Company, he held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America.

Keith R. Morley joined the Company in November 2001 and was appointed Senior Vice President — Well Construction & Operations Support in January 2007. From January 2007 to December 2007, Mr. Morley served as Vice President — Operations Support, and from May 2003 to January 2007, he served as Vice President — Enterprise Excellence. From August 1999 to November 2001, Mr. Morley worked for CiDRA Optical Sensing Systems in various capacities, including Senior Vice President and General Manager. We acquired CiDRA Optical Sensing Systems in November 2001. From October 1998 to August 1999, Mr. Morley was President and Chief Executive Officer of Diversified Energy Services Corporation.

M. Jessica Abarca was appointed Vice President — Accounting and Chief Accounting Officer in October 2006. Ms. Abarca joined Weatherford in 1996 and served as Vice President — Finance of the Company’s Completion and Production Systems division from May 2003 until October 2006. From 1996 until 2003, Ms. Abarca served in several finance and accounting managerial positions. Prior to joining the Company, she worked for Ernst & Young LLP from 1993 until 1996.

M. David Colley joined the Company in 1996 and was appointed Vice President — Artificial Lift Global Business Unit in January 2008. From September 2002 to January 2008, Mr. Colley was Vice President — Global Manufacturing. Mr. Colley also was in charge of Information Technology from December 2002 until February 2004. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.

Joseph C. Henry was appointed Vice President-Legal in June 2009 and became Vice President and Co-General Counsel in December 2009. He joined the company in 2003 and became Associate General Counsel in 2006. Prior to joining us, Mr. Henry was an attorney with an international law firm in Houston from 1995 to 2001 and served as in-house counsel with other energy companies from 2001 to 2003.

Carel W. J. Hoyer was appointed Senior Vice President — Well Construction and Reservoir Evaluation in April 2010 and was Global Vice President — Well Construction Services from February 2009 to April 2010. Mr. Hoyer joined the Company in August 2005 and has served in various other positions, including Group Vice President — Global Business Unit Manager for several of our business units and Vice President Research, Development and Engineering. From December 1998 until August 2005, Mr. Hoyer worked for Precision Drilling in numerous capacities, including Canadian Regional Director and Vice President Product Development — Precision Energy Services. We acquired Precision in August 2005. Prior to that time, Mr. Hoyer worked for other oilfield service companies in various positions for more than 24 years.

James M. Hudgins was appointed Vice President — Tax in February 2009. Mr. Hudgins joined the Company in 1999 and served as Director of Tax until February 2009 and has also served as Treasurer. From June 1991 to December 1998, Mr. Hudgins held tax and finance positions with another oilfield service company. Prior to that time, he worked for Ernst & Young LLP.

William B. Jacobson joined the Company in March 2009 and was appointed Vice President and Chief Compliance Officer in June 2009 and Co-General Counsel in December 2009. During the past five years, Mr. Jacobson also served as a federal prosecutor for the Fraud Section of the U.S. Department of Justice’s Criminal Division, where he served in various positions, including as Assistant Chief for FCPA Enforcement, and was in private practice.

Related Person Transactions

In December 2007, we entered into an arms-length transaction with an affiliate of E. Lee Colley, III, our former Senior Vice President and Chief Operating Officer. E. Lee Colley is also the brother of M. David Colley, our Vice President — Artificial Lift Global Business Unit. Under the terms of the transaction, we transferred intellectual property rights relating to the design of certain equipment to an affiliate of E. Lee Colley, and, in exchange, we received $2.6 million in cash and a promissory note for $10.4 million payable over six years and bearing interest at LIBOR plus 3%. In connection with this transfer, we also entered a supply agreement with the purchaser to manufacture and supply us with certain equipment, under which we expect to purchase approximately $10 million of products per year. Mr. M. David Colley was not involved in the negotiation of this transaction and will receive no personal benefit from it.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This discussion addresses compensation with respect to fiscal year 2009, as well as certain changes to our executive compensation arrangements adopted in 2010, in relation to our named executive officers.

Oversight of our Executive Compensation Practices

Our executive compensation program is administered by the Compensation Committee of the Board of Directors, referred to in this section as the “Committee.” The Committee currently consists of three directors, Robert B. Millard, William E. Macaulay and Robert K. Moses, Jr., all of whom are independent, as defined by the standards of the NYSE, and satisfy the qualification standards of section 162(m) and Section 16 of the Exchange Act.

The Committee is responsible for, among other functions, reviewing and approving the total compensation for our named executive officers consistent with the objectives and philosophy described below.

As described more fully below, in determining executive compensation, the Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables, including the extensive compensation and other data distributed to the Committee and the advice of Pearl Meyer & Partners (“PM&P”), an independent outside consulting firm that was retained by, and reports directly to, the Committee. Additionally, as described more fully below, the Committee also engaged Mercer (US), Inc. (“Mercer”) to assist in evaluating the Company’s supplemental executive retirement plan and other retirement programs, and to consider potential modifications to such programs.

Objectives and Philosophy of our Executive Compensation Program

The Committee believes that our executive compensation program should be designed to reward the achievement of enhanced financial performance of the Company and to maximize shareholder value by aligning the long- and short-term interests of our executive officers with those of our shareholders. In furtherance of these objectives, the Committee has structured the Company’s annual and long-term incentive compensation to provide competitive salary levels and compensation incentives that the Committee believes will:

1. attract, retain and motivate individuals of outstanding ability in key executive positions,

2. drive and reward strong business performance to create superior value for our shareholders, and

3. encourage our executives to focus on both the short-term and long-term performance goals of the Company.

The Committee also believes that a substantial majority of executive compensation should be “at risk” — that is, tied to the Company’s financial and stock performance. During periods when our financial performance meets or exceeds established objectives, we believe that executive officers should be rewarded under our incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or eliminated. In addition, for 2009, the Committee generally targeted the sum of the named executive officers’ base salary, annual performance compensation and long-term incentive compensation (together, the “total direct compensation”) to fall between the 50th to 75th percentile of compensation offered by our competitors when performance targets are met or exceeded. However, the Committee also took into consideration historical and individual factors in setting the compensation of our executive officers, with the result that the total direct compensation of one of our named executive officers falls above the 75th percentile of compensation offered by our competitors. (See “2009 Executive Compensation Components,” below.)

Incentive compensation is designed to balance short-term annual results and long-term success of the Company. To motivate our executive officers to achieve the Company’s short- and long-term goals and to align their interests with those of our shareholders, our executive officers are regularly awarded both short-term and long-term incentive awards. The Company’s annual cash incentive program has been, and continues to be, tied to reaching pre-established earnings objectives. Consistent with our “pay for performance” philosophy, when these objectives are achieved, the executives are eligible to receive an annual bonus under the program, but when they are not achieved, the executives are not eligible for a payout. In addition to annual incentive plan opportunities, we provide our executives and other key employees with various equity-based compensation incentives, including stock options, and restricted share and restricted share unit awards (in addition to the opportunity to purchase our registered shares through our 401(k) plan).

Historically, the executive officers had the opportunity to participate in our deferred compensation plans, although the Executive Deferred Compensation Stock Ownership Plan was suspended effective as of December 31, 2008. The Company also provided retirement benefits to certain senior executives through the Weatherford International Ltd. Nonqualified Executive Retirement Plan (the “ERP”). To address tax concerns related to the Company’s prior incorporation in Bermuda, the Company suspended the ERP effective December 31, 2008. Effective January 1, 2010, benefits were reinstated for the named executive officers (other than for Mr. Fontana, who did not participate in the ERP, and for Mr. Martin, who was no longer employed by the Company as of that date) under a new supplementary executive retirement plan, subject to Dr. Duroc-Danner and Mr. Becnel waiving certain benefits as described below. On March 17, the Committee acted to freeze all future supplementary retirement benefit accruals effective as of March 31, 2010 (other than with respect to investment earnings on the frozen accrual amounts based on (i) the 5-year LIBOR interest rate and/or (ii) increases in the value of the Company’s registered shares to the extent that a participant elects to convert the frozen accrual amounts into “phantom” registered shares as described below) as part of the Committee’s comprehensive review of the compensation and benefits programs provided to our executive officers following the change of the Company’s place of incorporation from Bermuda to Switzerland (see “Retirement Plans,” below).

General Discussion of Processes and Activities

The Committee annually reviews the compensation information and analysis prepared by PM&P, the financial performance of the Company and the performance of each executive officer to determine the appropriate level and combination of salary and incentive compensation for executive officers. The procedures used to establish the total compensation levels for all executive officers are the same; however, there is variability in the levels of compensation paid among our executive officers based upon each executive officer’s position (both in terms of function and responsibilities), tenure, individual performance, future contributions, retention values and market pay levels.

The Committee annually reviews the performance of our executive officers. The Committee periodically, and at least annually, meets and reviews the performance and contributions of Dr. Duroc-Danner. Dr. Duroc-Danner annually reviews the performance of each of our executive officers (other than himself) and provides a summary of those reviews to the Committee.

The Committee reviews the Company’s compensation philosophies on an ongoing basis to ensure that executive compensation appropriately reflects corporate and individual performance and yields awards that are reflective of the individual’s contribution to the achievement of our goals.

Compensation Consultants

As set forth in its charter, the Committee has the authority to retain and terminate any compensation consultants to provide advice to the Committee in connection with the fulfillment of its responsibilities. The Committee retained PM&P during the 2009 fiscal year to provide information, analyses and advice regarding executive compensation. PM&P advised the Committee on a variety of compensation-related matters, including:

•	Validating the peer group to be used for competitive benchmarking;

•	Preparing analyses of senior executive compensation levels as compared to the peer group and published compensation surveys;

•	Assisting the Committee in assessing the pay recommendations that Dr. Duroc-Danner develops for senior executives, including the named executive officers;

•	Compiling market data for and assisting the Committee in its review of the compensation framework for purposes of developing pay recommendations for Dr. Duroc-Danner;

•	Assessing the alignment of senior executive pay and Company performance, as well as the form of compensation for the officer group as a whole;

•	Evaluating the Company’s remuneration programs relative to its peer group and broad-market practices, including retirement benefits and perquisites; and

•	Updating the Committee on executive compensation trends and legislative developments impacting executive compensation in general.

In 2009, the Committee met with PM&P three times to review their market reports, discuss executive compensation trends and issues, as well as to develop a performance-based long-term incentive program which was ultimately adopted in March of 2010.

Our management communicates with PM&P from time to time but does not direct its activities for the Committee. PM&P has not performed or provided non-executive compensation services in the past to the Company (other than providing the Company with various industry surveys that were not customized for the Company).

In 2010, the Committee also engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses, and advice regarding the Company’s supplementary executive retirement plans, including both the qualified and non-qualified deferred compensation programs. Mercer advised the Committee on competitive and strategic issues relating to the Company’s executive retirement programs, including an analysis of the relevant considerations for the Committee’s deliberation with respect to freezing the supplementary executive retirement plan and the executive deferred compensation program. Mercer’s fees for consulting with respect to the executive retirement programs in fiscal 2010 through April 20, 2010 were $54,453.

Before being engaged by the Committee in December, 2009, Mercer had previously been engaged by Company management in December 2009, to consult on the Company’s executive retirement programs and was paid $42,213 for providing these services. In addition, during the 2009 fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to the executive retirement plans and programs, including insurance brokerage and consulting services relating to compensation, health benefits, investments, retirement, outsourcing and background screening. The aggregate fees paid for these other services in fiscal 2009 were $992,159. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the ordinary course of business. Based on policies and procedures implemented by Mercer to ensure the objectivity of Mercer’s advice to the Committee, the Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

Peer Group

When considering our compensation practices and levels, the Committee reviews the compensation practices and levels of a peer group of similarly-sized publicly-traded energy service and exploration and production companies. The peer group is used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar to ours and that compete with us for executive talent.

The following companies comprised the peer group in 2009:

• Anadarko Petroleum	• EOG Resources
• Apache Corp.	• Halliburton
• Baker Hughes	• National Oilwell Varco
• BJ Services	• Schlumberger
• Cameron International	• Smith International
• Chesapeake Energy	• Transocean

The Committee periodically reviews the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes. Historically, the Committee considered a smaller group of larger-sized peer companies in reviewing the compensation levels of Dr. Duroc-Danner. However, for the 2009 fiscal year, the Committee determined that for purposes of consistency of benchmarking among executive officers, it would not continue to use the smaller “focused peer group” for benchmarking purposes as had been done in prior years. Notwithstanding the benchmarking analysis and review undertaken by the Committee, it retains discretion to consider other factors, including individual performance, in making its final compensation decisions.

Overall Compensation Review for 2009

Following the changing of our place of incorporation from Bermuda to Switzerland in February 2009, the Committee undertook a comprehensive review of our compensation programs and policies in order to align them to the competitive marketplace in light of several factors, including:

1. the decline in late 2008 of our stock price and that of other companies in our industry;

2. the change of our place of incorporation from Bermuda to Switzerland, and the associated costs;

3. the decline in the price of oil and gas, and its impact in associated markets;

4. the increasing focus on aligning pay for performance in executive compensation decisions and the underlying programs; and

5. the changing corporate governance landscape relating to executive compensation arrangements.

As a result of this review, the Committee made the following changes during 2009 and the beginning of 2010:

1. at the end of 2009, the Company entered into new employment agreements with our executive officers on substantially similar terms as the prior employment agreements to avoid giving our executives “good reason” to terminate their employment at that time under the prior agreements, which would have entitled them to receive the severance payments and benefits provided therein;

2. approved amendments to the terms of the current employment agreements with Dr. Duroc-Danner, Mr. Fontana and certain other executive officers for purposes of making the terms of such agreements generally more consistent with current market practices and better aligning the interests of our executives with those of our shareholders (see “Employment Agreements — 2010 Employment Agreements” below);

3. froze any further benefit accruals under our executive supplementary executive retirement plan effective as of March 31, 2010 (except for Dr. Duroc-Danner and Mr. Becnel whose benefit accruals were retroactively frozen at December 31, 2008); provided, however, that frozen account balances for participants in the plan will continue to accrue interest at the 5-year LIBOR rate and participants will be afforded a one-time election to convert between 50% and 100% of their frozen accrued benefits into “phantom” registered shares (which will settle in our actual registered shares on the date the retirement benefit would otherwise be paid in cash under the plan);

4. adopted a performance-based long-term incentive award program based on the ranking of the Company’s total shareholder return (“TSR”) relative to the TSR of certain companies in our peer group (see “Long-Term Incentive Compensation — Performance-Based RSU Grants” below); and

5. determined to continue the practice of making quarterly grants of fully-vested shares (or cash payments in lieu thereof) in an amount approximately equal to 15% of the cumulative base salary and bonus earned by each executive who was previously participating in our Executive Deferred Compensation Stock Ownership Plan.

The Committee believes that the changes implemented in 2009 and 2010 to the total compensation packages of our executive officers will create a more effective alignment of our executives’ interests with those of our shareholders and will make the terms of our executive compensation programs consistent with general market trends in executive compensation pay and practices.

Risk Analysis of our Compensation Programs

The Committee has reviewed our compensation plans and policies and believes that they do not encourage unnecessary risk taking, and that the level and types of efforts that are encouraged and rewarded do not create any risks that are reasonably likely to have a material adverse effect on us. The Committee believes that the design of our compensation policies and programs encourages our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which the Committee believes encourages our employees to focus on total shareholder returns over a period of years, thus limiting the potential for excessive risk-taking.

2009 Executive Compensation Components

The Committee reviews comparative data on all the executive positions covering all the elements of compensation of the executive officers (base salary, annual performance compensation, long-term incentives, perquisites and retirement benefits (together “total compensation”) compiled by PM&P and Mercer, as well as the financial performance of the Company and the performance of each executive officer to determine the appropriate level and combination of salary and incentive compensation for each executive officer. The Committee also receives recommendations from Dr. Duroc-Danner concerning the annual base salary, annual performance compensation and long-term incentives of our executive officers (other than Dr. Duroc-Danner). Dr. Duroc-Danner’s recommendations are based, in part, upon his review of PM&P’s data and his view of each executive officer’s position (both in terms of function and responsibilities), tenure, individual performance and future contributions. The Committee can and does exercise its discretion in modifying any recommended adjustments or awards to the executive officers.

For 2009, the Committee’s goal was to set Dr. Duroc-Danner’s target total compensation around the 75th percentile. In general, the goal for 2009 had been for the target total compensation of the other named executive officers to be in the 50th to 75th percentile range depending upon their demonstrated abilities, experience and job responsibilities. These percentiles varied among our other executive officers depending on various factors, such as position (both in terms of function and responsibilities), tenure, individual performance and future contributions. In particular, partially as a result of the increase in the salary of our Chief Financial Officer in lieu of a cost of living adjustment as a result of his relocation to Switzerland, his total target compensation was in excess of the 90th percentile.

The Committee believes that making a significant portion of an executive’s compensation contingent on our financial and share price performance more closely aligns the interests of our executives with those of our shareholders. Accordingly, in 2009, a majority of our executives’ compensation was awarded in the form of equity compensation rather than annual salary or bonus.

Below is a description of each component of our executive compensation:

Base Salary.  Base pay is intended to provide a fixed level of compensation to the executives, representative of his or her skills, responsibilities and experience. Individual base salary levels will range from slightly below to slightly above the market for our most experienced officers. Base salaries for our executive officers are reviewed annually, but may be adjusted at any time during the year due to a significant increase in job responsibilities or duties, or required relocation. Proposed increases to base salaries are reviewed by our Committee following recommendations from Dr. Duroc-Danner (other than for his own base salary). The Committee does not rely on predetermined formulas or criteria when evaluating executive base salaries. Increases to base salary in 2009 were based on a combination of factors, none of which were individually weighted, including:

•	the executive’s level of experience and responsibility;

•	salaries of similarly situated executives in our peer group;

•	the scope and complexity of the position held;

•	the executive’s individual performance and efforts in achieving business results;

•	demonstration of leadership and team work abilities;

•	the Company’s previous annual financial performance; and

•	in the case of our Chief Financial Officer, a cost of living adjustment as a result of his relocation from Houston to our headquarters in Geneva.

The table below shows the increase to base salaries of the named executive officers in 2009:

	Base Salaries ($)
Named Executive Officer	2008	2009

Bernard J. Duroc-Danner	1,500,000	1,600,000
Andrew P. Becnel(1)	625,000	931,500
Stuart E. Ferguson(2)	550,000	600,000
Keith R. Morley	550,000	600,000
Peter T. Fontana	225,000	550,000
Burt M. Martin	575,000	635,000

(1)	2009 salary includes an increase of $241,500 in lieu of a cost of living adjustment resulting from Mr. Becnel’s required relocation from Houston to our new Geneva headquarters. Mr. Becnel’s salary was paid in Swiss francs from July 2009 at a rate of CHF 1.10 per $1.

(2)	Mr. Ferguson was paid in British pounds at the exchange rate applicable at the beginning of the year.

Based upon the Committee’s review of our executive officers’ individual performance and our financial performance in 2008, each named executive officer had received an increase in base salary in 2009. As noted above, Mr. Becnel received an increase in base salary of $241,500 (in addition to the general annual increase of $65,000), as a cost of living adjustment in connection with his relocation to Switzerland. None of the named executive officers received a base salary increase for 2010, other than Mr. Fontana, whose base salary will be increased from $550,000 to $600,000 effective July 1, 2010.

Annual Bonus Compensation.  Our annual bonus plan is generally structured to deliver total cash compensation (base pay plus the annual bonus) at approximately the 50th percentile when targets are achieved. When our earnings or profit targets are significantly exceeded, the total cash compensation can reach or exceed the third quartile in the market. When the annual bonus is not earned in a given year, the total cash compensation falls below the market median, including the first quartile of the market.

Management Incentive Plan.  Our named executive officers participate in our Management Incentive Plan (formerly known as the Variable Compensation Plan). The Management Incentive Plan provides all participants with the opportunity to earn annual cash bonuses based on the achievement of specific financial and operational performance targets for each fiscal year. Performance under the plan is measured by comparing our actual annual financial results against certain pre-established financial goals. Awards under the Management Incentive Plan are determined based on the Company’s overall consolidated financial results. The Committee, in consultation with management, establishes the Company’s annual performance targets in the first quarter of each year. Performance objectives are established at two levels: target and superior. Target level performance objectives are designed to be achievable but require better than expected performance, and which the Committee believes are competitive with our peer group. The target and superior levels, as a percentage of base salary, for Dr. Duroc-Danner for 2009 were 120% and 180%, respectively, and the levels for all of our other named executive officers were 95% and 145%, respectively. For fiscal 2009, the performance goals were based solely on our earnings before interest and taxes (“EBIT”); the target level performance goal was EBIT of $1,527 million, and the superior level performance goal was EBIT of $1,645 million. Performance compensation, if any, is generally paid in cash in March of each year for the prior year’s fiscal performance. The Committee has the discretion to reduce or increase any performance compensation.

Dr. Duroc-Danner (other than as it relates to him) may make adjustments to the financial performance goals used to determine performance compensation if circumstances such as unanticipated changes in (1) economic conditions, (2) indicators of growth or recession in business segments, (3) the nature of the Company’s operations, (4) acquisitions and dispositions, and (5) laws, regulations, accounting practices or other matters had or are expected to have a positive or negative effect on the Company. He also may suspend or terminate the Management Incentive Plan at any time, even if financial objectives have been achieved, if conditions or circumstances exist that had or may have a negative effect on the Company. If the Company’s financial performance does not generate an award in any given year, the Committee reserves the right to pay a discretionary bonus based on such criteria as the Committee may determined to be appropriate. All decisions (other than as they relate to Dr. Duroc-Danner) regarding changes in financial objectives or alternative bonus calculations are reviewed by the Committee.

The amount payable under the plan was based upon the Company’s actual financial results versus the performance targets established for each level, subject to the right to make discretionary changes as described above. No bonus payments were made with respect to the 2009 fiscal year because we failed to meet our target financial EBIT objective.

Long-Term Incentive Compensation

The Committee considers long-term incentives to be a key component of the executive officer compensation program. Long-term equity incentives are designed to motivate management to work toward long-term performance of the Company and serve to link a significant portion of the executive officers’ compensation to shareholder returns. The Committee believes that making a significant portion of an executive officer’s compensation contingent on our share price performance more closely aligns the interests of the executive officers with those of our shareholders. Accordingly, in 2009, a majority of executive compensation was in the form of long-term equity incentive compensation as opposed to annual salary or bonuses. Long-term equity incentive compensation represented, on average, over 50% of our executive officers’ total compensation (excluding changes in pension value) in 2009, as represented in the table below (with annual incentives and equity incentives valued at target):

	Base Pay	Annual Bonus	Equity Award

CEO	12%	12%	76%
NEOs (range)	18%-24%	18%-24%	55%-64%

These long-term incentives are equity-based and may consist from year to year of stock options, restricted share or restricted share unit awards and performance share awards or performance share unit awards. These types of long-term incentive awards provide our executive officers with a benefit that will increase only to the extent that the value of our registered shares increases, thereby giving them an incentive to work to increase shareholder value. The factors considered by the Committee in determining the number of options and restricted share or restricted share unit awards to be granted to each executive officer are generally the same as those used in establishing the total compensation package of executive officers and include the position of the officer (both in terms of function and responsibilities), tenure, individual performance, anticipated future contributions and the long-term incentive compensation of similarly situated executives in our peer group.

Equity-based awards are service-based and generally vest over a period of three to four years and, in the case of performance awards, subject to the company achieving specified objective criteria established for each award. To the extent specified in an award agreement or in an executive’s employment agreement, vesting may be accelerated upon death, termination due to disability, retirement under our established policies or as a result of a change of control. Awards also may vest if the executive officer terminates his employment for good reason or we terminate the executive officer’s employment without cause pursuant to an employment agreement.

Stock options become valuable only if and to the extent that the price of our registered shares exceeds the exercise price of the options, which motivates our executive officers and employees to create shareholder value. Stock options have exercise prices equal to the closing market price of our registered shares on the date of grant. Options granted under our 2006 Omnibus Incentive Plan may have a term of not more than 10 years from the date of grant. Options granted under earlier plans generally have a term of 10 years from the date of vesting. None of the named executive officers received a stock option grant in 2009.

Restricted share and restricted share unit awards further motivate our key employees, including our executive officers, to strive for share price appreciation. We generally award restricted shares to employees based in the United States and restricted share units to employees outside the United States. We also expect to issue restricted share units to employees who perform services for the Company in Switzerland, regardless of where they are based. Restricted share units are different from restricted shares in that we do not actually issue registered shares until the vesting requirements are met. Upon vesting, the holder of restricted share units receives one registered share for each unit that vested. Holders of restricted shares are allowed to vote their shares and are entitled to receive dividends if we pay dividends.

Restricted Share Grants.  In February 2009, we granted time-vested restricted share and restricted share unit awards under our 2006 Omnibus Incentive Plan, with the value of such awards falling, on average, within the 75th percentile as compared with our peer group (see “Grants of Plan-Based Awards,” below).

Vested Share Grants.  Due to the Company’s suspension of the Executive Deferred Compensation Stock Ownership Plan, and in order to compensate participants for the loss of this benefit, we granted participants in this plan, including our named executive officers (other than Mr. Ferguson, who is a participant in the Foreign Executive Deferred Compensation Stock Plan, which has not been suspended), quarterly grants of fully-vested shares effective as of the first quarter of 2009. Grants are made in an amount to approximate the benefits participants would have received had we not suspended the plan, which grants have a market value equal to 15% of the cumulative base salary and bonus paid to the participant during the prior quarterly period (see “Deferred Compensation Plans” below). Although these amounts are currently being paid out in registered shares, the Committee retains the discretion to make these payments in cash in the future.

2010 Performance-Based RSU Grants.  As discussed above, the Committee undertook a compensation review of our executive compensation strategies and programs during the 2009 fiscal year and early 2010. Following this review, the Committee determined to grant performance-based long-term incentive (“LTI”) awards under our 2006 Omnibus Incentive Plan for our executive officers.

Effective March 18, 2010, the Committee awarded Mr. Becnel 147,232 performance-based restricted share units. LTI grants with similar terms (but in different amounts) were awarded to other (non-named) executive officers at the same time. In April 2010, the Committee granted an award of 530,035 performance-based restricted share units to Dr. Duroc-Danner on the same terms under the 2010 Plan, but made that grant expressly subject to approval of the 2010 Plan by our shareholders. Our shareholders are being asked to approve the 2010 Plan in proposal number 8.

The performance units will be settled in registered shares issued under our 2006 Omnibus Incentive Plan (or, in the case of Dr. Duroc-Danner, under our 2010 Omnibus Stock Incentive Plan), with the actual number of shares to be issued based on a multiple of each executive’s targeted number of performance units. The multiplier will be determined on the basis of our TSR relative to the TSR of each of Baker Hughes, Inc., Halliburton Company, and Schlumberger Limited (the “TSR Peer Group”). If we have the highest TSR of the TSR Peer Group for a given fiscal year, the payout under the new LTI program will be equal to two times the number of shares represented by the portion of the targeted number of performance units described above corresponding to the relevant fiscal year. Alternatively, an executive will receive no payout if our TSR is the lowest of the TSR Peer Group. If the Company’s TSR performance for a fiscal year is neither the highest nor the lowest among the TSR Peer Group for a fiscal year, then the performance multiplier applicable to the targeted number of performance units covered by the LTI award will be determined on the basis of the Company’s TSR percentile when compared to the TSR results of the TSR Peer Group as follows:

Performance
TSR Percentile	Multiplier

75+	2.0
50-74.99	1.0
25-49.99	0.5
<25	0.0

Shares earned on the basis of the Company’s TSR performance against the TSR Peer Group will vest in three annual installments following each of 2010, 2011 and 2012 based on TSR performance for each of such years.

Retirement Plans

Nonqualified Executive Retirement Plan.  In 2003, we implemented the Weatherford International Ltd. Nonqualified Executive Retirement Plan, or ERP, for certain of our executive officers in order to provide post-employment benefits that were not wholly dependent on the value of our registered shares and to remain competitive with the compensation practices of our peer group and general industry practices. In early 2008, we amended the ERP to exclude all incentive compensation and bonuses from the calculation of potential benefits payable under the plan to any persons who joined the plan after February 6, 2008. No participants have joined the plan since that date. This plan was further amended on December 31, 2008 to, among other things, comply with Section 409A of the Code. In addition, because of uncertainties concerning the application of Code Section 457A while we were incorporated in Bermuda, as of December 31, 2008, we amended the plan to suspend further benefit accruals and to provide that no additional persons may become participants in the plan. Under the plan, as amended, each participant’s benefit will be calculated as if he incurred a voluntary termination of employment on December 31, 2008. Because the ERP was potentially subject to Code Section 457A, it was amended to provide that if the date of a participant’s Section 409A separation from service does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

As of December 31, 2008, each participant was fully vested in his or her benefit accrued under the plan. Each participant’s benefit under the plan will be his or her termination benefit calculated as if he or she incurred a termination of employment (not for cause) on December 31, 2008. The benefit will be paid to a participant in a lump sum within 15 days after the date of the participant’s “separation from service” with the Company (as defined in Section 409A). However, if the participant is a “specified employee” (as defined in Section 409A), the benefit will be paid in a lump sum on the date that is six months following date of such separation from service, subject to the requirement that any termination benefit under the plan be paid no later than January 1, 2017.

Supplemental Retirement Plan.  Effective January 1, 2009, we implemented the Weatherford International Ltd. Supplemental Retirement Plan (the “SRP”) as a result of the suspension of the ERP and the uncertainties concerning the application of Code Section 457A. The plan had a one-year term ending on December 31, 2009 and benefits under the plan would have been payable no later than December 31, 2010. This plan would have provided retirement benefits to participants whose employment was terminated other than for cause during the term of the plan and following a change of control of the Company.

Participants in the SRP, their spouses and dependent children (up to age 25) were also entitled to receive health and medical insurance benefits for the remainder of the participant’s and his or her spouse’s individual lives, provided they paid normal employee contributions for this coverage up to a maximum annual contribution of $2,000. These benefits were to be secondary to Medicare (to the extent permitted by law) and any other health and medical benefits that the participant received from any other employer-provided plan.

The SRP also provided a tax gross-up for any penalties, excise or other tax payments that may be imposed upon the participant with respect to the participant’s benefits under the plan, the ERP, or compensation outside these plans, including any additional taxes under Sections 4999, 409A or 457 of the Code.

The SRP terminated under its original terms on December 31, 2009 and will not provide any benefits to participants.

New Supplemental Retirement Plan.  Effective as of January 1, 2010, we adopted a new supplemental executive retirement plan (the “2010 SERP”) for certain of our executive officers. The 2010 SERP was intended to provide supplemental retirement benefits (including medical benefits) under the same terms and conditions in existence under the ERP prior to December 31, 2008 (the date when the ERP was amended to suspend future benefit accruals) and to incorporate technical changes and such terms and conditions that are more favorable to participants as reflected under the ERP, as amended December 31, 2008, and under the SRP. The frozen ERP will remain in effect, but any benefits paid under the ERP will be offset by a reduction in benefits under the 2010 SERP.

In connection with the adoption of the 2010 SERP, Dr. Duroc-Danner and Mr. Becnel agreed to waive further benefit accruals (from January 1, 2009 through December 31, 2010 for Dr. Duroc-Danner and through March 31, 2010 for Mr. Becnel) if the 2010 SERP was frozen or terminated before April 1, 2010.

Additionally, in light of the Committee’s overall review of our executive compensation programs and practices, the Committee further decided in March 2010 and April 2010 to amend the 2010 SERP to:

1. close the 2010 SERP to new participants;

2. freeze further benefit accruals under the 2010 SERP effective March 31, 2010 and to replace them with an accrual of monthly interest at a variable rate equal to 1/12th of the 5-year LIBOR interest rate for any portion of the account not converted into phantom registered shares; and

3. provide participants with a one-time election to convert between 50-100% of their frozen accrued benefit into phantom registered shares (which will be settled in actual registered shares on the date cash retirement benefits would otherwise be payable under the plan).

As noted above, Dr. Duroc-Danner and Mr. Becnel had agreed to waive certain benefit accruals, which, when combined with the freezing of benefits in 2010, resulted in their retirement benefits being equal to levels determined under the terms of the ERP as of December 31, 2008, subject, however, to the right to accrue interest at the 5-year LIBOR rate and to convert all or a specified portion of their accrued benefit into phantom shares, as described above. The values of the retirement benefits under the 2010 SERP (including the values accrued through December 31, 2008 under the ERP) are set forth under the heading “Pension Benefits,” below.

Deferred Compensation Plans

We have historically maintained two deferred compensation plans for our executive officers: the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan and the Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan. We suspended the Executive Deferred Compensation Stock Ownership Plan effective as of December 31, 2008 because of uncertainties concerning the application of Code Section 457A. So long as the suspension is in effect and unless and until the Board determines otherwise, no new participants may join the plan, participants will not be able to make compensation deferrals to the plan, and we will not make any credits under the plan of behalf of participants. So long as the plan remains suspended, amounts will still be payable to participants upon the occurrence of triggering events under the plan.

All amounts under the Executive Deferred Compensation Stock Ownership Plan will be distributed no later than January 1, 2017. Generally, distributions will be made in registered shares. The amount of the distribution will be a number of registered shares equal to the number of units credited to the participant’s account at the time of the distribution.

The following describes how the Executive Deferred Compensation Stock Ownership Plan would operate (as if it had not been suspended) and how the Foreign Executive Deferred Compensation Stock Plan currently operates.

Under these plans, as amended, our executive officers and other key employees are provided with long-term incentive compensation through benefits that are directly linked to future increases in the value of our registered shares. Mr. Ferguson was a participant in our Foreign Executive Deferred Compensation Stock Plan. All other named executive officers were participants in the Executive Deferred Compensation Stock Ownership Plan. Under the Executive Deferred Compensation Stock Ownership Plan, each participant could elect to defer up to 7.5% of his compensation. If a participant elected to defer at least a percentage of his eligible compensation under the Executive Deferred Compensation Stock Ownership Plan, we made an additional credit to the participant’s account equal to the amount of compensation deferred by the participant. We also credited 7.5% of his eligible compensation to his account.

Under the Foreign Executive Deferred Compensation Stock Plan, participants receive annual credits equal to 15% of their eligible compensation which is converted on a monthly basis into non-monetary units representing our registered shares. The Foreign Executive Deferred Compensation Stock Plan provides for a five-year vesting period with respect to the Company’s contributions, subject to earlier vesting in the event of a change in control.

Participants under both of these plans generally cannot receive the value of their deferred compensation under the plans until retirement, termination of employment or death. In the event of the termination of employment, a participant will be paid his benefits under the Executive Deferred Compensation Stock Ownership Plan within 30 days after the date of the participant’s Code Section 409A separation from service with the Company. However, if the participant is a Section 409A specified employee, the benefit will be paid on the date that is six months following date of such separation from service. In the event of termination of employment of a participant in the Foreign Executive Deferred Compensation Stock Plan, he will be paid his benefit within 90 days after his termination of employment.

Our obligations with respect to the plans are unfunded. However, under the Executive Deferred Compensation Stock Ownership Plan we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases registered shares for the plan.

Due to the suspension of the Executive Deferred Compensation Stock Ownership Plan, in order to compensate participants for the loss of this benefit, we have granted participants in the plan, including our named executive officers (other than Mr. Ferguson, who is a participant in the Foreign Executive Deferred Compensation Stock Plan, which has not been suspended), quarterly grants of fully vested shares. Grants have been made in an amount to approximate the benefits participants would have received had we not suspended the plan (i.e., with a market value equal to 15% of the cumulative base salary and bonus paid to the participant during the prior quarterly period). Because we do not intend to reinstate the Executive Deferred Compensation Stock Ownership Plan at this time, the Committee decided to continue this practice on a going forward basis. (See “Long-Term Incentive Compensation — Vested Share Grants”, above).

Perquisites

The Company provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the practices of our peer group. The Committee annually reviews the perquisites provided to executive officers to determine if adjustments are appropriate. Perquisites made available to our named executive officers in 2009 included an annual car allowance or the use of a company car, payment of club dues and payment of life insurance premiums.

Other Generally Available Benefits

Our named executive officers are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan and other health, medical and welfare programs. Employees outside the United States are covered under different plans and programs.

Employment Agreements

Amended and Restated Employment Agreements with Weatherford International Ltd. and Employment Agreements with Weatherford International, Inc.  We had entered into two separate employment agreements with each of our 2008 named executive officers, which agreements were intended to work in tandem in granting certain rights to, and imposing obligations upon, the executive officers and creating certain obligations by the Company or Weatherford International, Inc. The employment agreements were amended and restated, effective as of December 31, 2008, to (i) comply with Code Section 409A and (ii) given the continuing uncertainty regarding the application of Code Section 457A while we were incorporated in Bermuda, to remove from those agreements certain provisions relating to severance payments and benefits following termination of employment, the existence of which may have caused adverse tax consequences to our executive officers and, to the extent tax gross-ups were included in employment agreements, to the company. Weatherford International, Inc., one of our wholly owned subsidiaries, also entered into employments agreements with certain of our executive officers to provide for similar rights and obligations as those removed from the existing employment agreements with us when the employment agreements were amended and restated. These employment agreements became effective as of January 1, 2009. Effective July 21, 2009, we and Weatherford International, Inc. also entered into employment agreements with Mr. Fontana upon his appointment as Vice President Western Hemisphere, in substantially the same form as the employment agreements we had with our other officers.

2009 Year-End Employment Agreements.  Under the terms of the foregoing employment agreements with each of our 2008 named executive officers discussed above, if we failed to enter into new employment agreements with the officers prior to the termination or expiration of either of the foregoing employment agreements on the same terms and conditions as existed in employment agreements between the Company or Weatherford International, Inc. and the executive officers prior to December 31, 2008, and any other terms and conditions that are more favorable to the executive officers from all employment agreements existing on January 1, 2009, the named executive officers would have the right to terminate employment for “good reason.” Consequently, as of December 31, 2009, we entered into new employment agreements with each of Jessica Abarca, Andrew P. Becnel, M. David Colley, Bernard J. Duroc-Danner, Stuart E. Ferguson and Keith R. Morley (the “Year-End Employment Agreements”). For a description of the payments we would have been obligated to pay upon the termination of each named executive officer’s employment as of December 31, 2009 (including additional rights and obligations of the parties under the agreements), see the “Potential Payments upon Termination or Change in Control” section in this proxy statement.

2010 Employment Agreements.  The Committee determined in early 2010 that it would request that the executive officers enter into a new form of executive employment agreement (the “2010 Employment Agreement”), which form includes terms and conditions that the Committee believes are more consistent with current market practices. As of the date hereof, Dr. Duroc-Danner, Mr. Fontana, and several of our non-named executive officers, have entered into the 2010 Employment Agreement. Among other things, the key changes under the 2010 Employment Agreement include: (i) a one-year auto-renewal term (including a provision for notice of non-renewal which allows the Company to terminate the agreement without triggering full severance rights) instead of a three-year “evergreen” provision; (ii) substantial curtailment of the “good reason” definition to be more consistent with current market standards (including removing the right to terminate employment with good reason as a result of the supplemental executive retirement plan freeze); (iii) curtailment of contractually guaranteed perquisites; (iv) a severance multiple based on base salary and target bonus (rather than on the highest bonus paid in respect of the previous five years); (v) a reduction of severance upon a termination due to death, disability or company non-renewal, to a payment equal to one-times base salary plus target bonus (rather than two or three times the executive’s base salary plus highest bonus paid in respect of the previous five years); (vi) curtailment of perquisites as a component of severance payout; (vii) deletion of automatic acceleration of outstanding unvested equity awards; (viii) the removal of tax gross-ups and waiver of tax gross-ups for taxes under Sections 280G and 409A of the Code otherwise applicable under our SERP arrangements; and (ix) the addition of intellectual property, non-competition and non-solicitation covenants.

Termination of Employment.  Mr. Ferguson resigned his employment with us effective as of April 1, 2010. In addition, Mr. Martin resigned his employment with us effective as of June 3, 2009 (see “Payments to Former Executive Officer”, below).

Change in Control and Severance Benefits

Our severance benefits and protections are intended to provide for the payment of severance benefits to the executive officers in the event their employment with the Company is involuntarily terminated without cause (including in case of death or disability) or they resign for good reason and to encourage the executive officers to continue employment in the event of a potential “change in control.” The Committee has determined that offering severance benefits (which may be payable in the event of a qualifying termination of employment prior to or following a change in control) ensures the retention of our officers during the pendency of a potential change in control transaction or other organizational changes within the Company. The Committee believes that these benefits serve to enhance stockholder value and align our officers’ interests with those of our shareholders.

The potential payments that each of our named executive officers would have received if a termination of employment had occurred on December 31, 2009 are set forth under the section entitled “Potential Payments Upon Termination or Change in Control” in this proxy statement.

As discussed above, in 2009 the Committee undertook a comprehensive review of our compensation program and practices and determined, among other things, that the current levels of severance benefits could be curtailed while still remaining competitive in the marketplace.

Share Ownership Guidelines

The Committee believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, we encourage all of our key employees to become shareholders through our equity-based awards, deferred compensation plans (to the extent available) and 401(k) plan. Although we do not maintain minimum ownership requirements for our executive officers, we believe that each executive officer, through a combination of equity awards and participation in our deferred compensation (to the extent available) and 401(k) plans, has a significant interest in increasing our long-term shareholder value.

Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code

The Committee considers the tax impact of our executive compensation programs. Code Section 162(m), as interpreted by IRS Notice 2007-49, imposes a $1 million limitation on the deductibility of certain compensation paid to the Chief Executive Officer and the three next most-highly paid executive officers (other than the Chief Financial Officer). Although the Committee takes into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions, it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

ASC Topic 718, Stock Compensation

Beginning on January 1, 2006, we began accounting for share-based payments, including stock options, restricted share awards and restricted share unit awards, in accordance with Accounting Standards Codification Topic 718 (formerly FAS 123(R)).

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert B. Millard (Chair)
William E. Macaulay
Robert K. Moses, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s current members are Messrs. Macaulay, Millard (Chair) and Moses, all of whom are independent, non-employee directors. None of the Compensation Committee members have served as an officer or employee of the Company.

Summary Compensation Table

This table shows the total compensation paid for the years ended December 31, 2009, 2008 and 2007 to Dr. Duroc-Danner, Mr. Becnel, our three other most highly compensated executive officers during 2009 and one other former executive officer. These officers are referred to in this proxy statement as our “named executive officers.”

							Change in
							Pension
							Value and
							Nonqualified
							Deferred
				Stock		Option	Compensation		All Other
Name and				Awards		Awards	Earnings		Compensation	Total
Principal Position	Year	Salary ($)	Bonus	($)		($)(1)	($)		($)(7)	($)

Bernard J. Duroc-Danner	2009	1,640,000	1,750,000	9,992,148		—	12,814,051		41,391	26,237,590
Chairman of the Board, President	2008	1,497,909	3,000,000	9,000,046		—	5,669,704		710,464	19,878,123
and Chief Executive Officer	2007	1,403,041	—	7,348,165		5,127,180	10,876,434		675,511	25,430,331
Andrew P. Becnel	2009	829,121	525,000	3,340,939		—	3,326,433		370,932	8,392,425
Senior Vice President and	2008	623,265	525,000	2,500,028		—	591,449		197,894	4,437,636
Chief Financial Officer(2)	2007	496,920	—	2,630,560		—	900,704		191,245	4,219,429
Stuart E. Ferguson	2009	600,000	—	2,620,723		—	1,704,496		141,616	5,066,835
Former Executive Officer(3)	2008	502,060	400,000	1,500,030		—	800,274		200,728	3,403,092
	2007	447,581	—	1,356,102		—	834,158		211,192	2,849,033
Peter T. Fontana	2009	443,540	300,000	1,746,106		—	—		204,583	2,694,229
Vice President —	2008					—
Western Hemisphere	2007					—
Keith R. Morley	2009	614,616	475,000	1,733,635		—	4,028,317		28,696	6,880,264
Senior Vice President — Well	2008	548,277	475,000	1,500,030		—	2,333,237		187,431	5,043,975
Construction and Operations	2007	405,316	—	1,416,693		—	3,568,519		151,768	5,542,296
and Chief Safety Officer
Burt M. Martin	2009	291,231	500,000	2,252,809	(5)	—	—	(6)	12,973,709	16,017,749
Former Executive	2008	573,273	500,000	2,000,063		—	921,508		187,005	4,181,849
Officer(4)	2007	475,541	—	2,304,627		—	972,599		200,004	3,952,771

(1)	Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Salary is denominated in USD and is paid in CHF (beginning July 2009) using a 1.10 exchange rate.

(3)	Salary is denominated in USD and is paid in British pounds using the exchange rate at the beginning of the fiscal year.

(4)	Mr. Martin’s employment with the Company terminated effective as of June 3, 2009.

(5)	Includes the grant date fair value of an award granted on February 5, 2009 that was not vested as of the date of Mr. Martin’s termination.

(6)	Mr. Martin’s Accumulated Benefit in the executive retirement plan decreased by $5,135,921 with his departure from the Company. His lump sum benefit of $12,881,254 is included in the termination payment amount in the All Other Compensation column.

(7)	Other Annual Compensation for 2009 consists of the following:

	Company
	Contributions to			Matching
	Deferred	Car/Car	Club	Contributions
	Compensation	Allowance	Membership	under 401(k)	Life Insurance	Relocation	Expat	Termination
	Plan ($)	($)	Dues ($)	Plan ($)	Premiums ($)	Pay ($)	Benefits ($)	Pay ($)

Bernard J. Duroc-Danner	—	15,839	4,936	9,800	10,816	—	—	—
Andrew P. Becnel	—	13,997	4,482	9,800	1,538	72,727	268,388	—
Stuart E. Ferguson	91,007	11,824	—	32,000 (a)	6,785	—	—	—
Peter T. Fontana	—	4,500	1,904	9,800	1,417	45,833	141,129	—
Keith R. Morley	—	10,800	3,120	9,800	4,976	—	—	—
Burt M. Martin	—	4,985	3,210	9,800	1,191	—	—	12,954,523

(a)	Mr. Ferguson is located in the United Kingdom and was a participant in the Weatherford Group Defined Contribution Plan. Amounts shown represent company contributions to that plan.

Grants of Plan-Based Awards in 2009

The following table provides information regarding plan-based awards granted in 2009 to the named executive officers.

		All Other Stock
		Awards:Number of		Grant Date Fair
		Restricted		Value of Share
Name	Grant Date	Shares/Units(#)		Awards($)

Bernard J. Duroc-Danner	Feb 5	815,220		9,529,922
	Apr 1	29,192		336,000
	July 1	3,091		60,089
	Oct 1	3,347		66,137
Andrew P. Becnel	Feb 5	271,740		3,176,641
	Apr 1	9,501		109,357
	July 1	1,333		25,914
	Oct 1	1,469		29,027
Stuart E. Ferguson	Feb 5	224,185	(1)	2,620,723
Peter T. Fontana	Mar 6	50,000		515,500
	Apr 1	5,195		59,794
	July 1	733		14,250
	July 20	60,000		1,137,000
	Oct 1	990		19,562
Keith R. Morley	Feb 5	135,870		1,588,320
	Apr 1	8,513		97,985
	July 1	1,159		22,531
	Oct 1	1,255		24,799
Burt M. Martin	Feb 5	181,160	(2)	2,117,760
	Apr 1	8,970		103,245
	Jul 1	1,636	(3)	31,804

(1)	All unvested shares lapsed as of April 1, 2010 in connection with the termination of Mr. Ferguson’s employment.

(2)	This award was not vested as of the date of Mr. Martin’s termination.

(3)	Mr. Martin received an award for the period of time between April 1, 2009 and his termination on June 3, 2009.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments upon termination or change in control to our named executive officers as of December 31, 2009 (excluding Mr. Martin, who was no longer employed by the Company on that date).

Under the terms of the named executive officers’ employment agreements, if their employment is terminated, whether as a result of death, “disability,” “good reason,” “cause” or otherwise (each term as defined in the employment agreements), the named executive officer (or his estate) will generally be entitled to receive (1) his annual base salary through the date of termination, (2) any accrued but unpaid vacation pay, and (3) all benefits to which the named executive officer is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements in which the named executive officer is a participant as of the date of termination.

Under the employment agreements, if we terminated a named executive officer’s employment for any reason other than “cause,” if the named executive officer terminated his employment for “good reason” or if the employment was terminated as a result of the named executive officer’s death or “disability” (each term as defined in the employment agreements), the named executive officer (or his estate) would be entitled to receive the following compensation:

•	any unpaid salary earned through the date of termination of employment for periods following the executive’s section 409A separation from service (the “Earned Unpaid Salary”);

•	an amount equal to the greater of the highest aggregate annual bonus amounts paid in the five years prior to the year of termination and the bonus amount that would be payable in the year of termination (in either case, pro-rated to the date of termination) (the “Highest Annual Bonus”);

•	an amount equal to three times (two times in the case of Mr. Fontana) the sum of the highest base salary during the five years prior to the year of termination added to the Highest Annual Bonus (the “Salary and Bonus Payment”);

•	an amount equal to three times (two times in the case of Mr. Fontana) all employer contributions credited to the named executive officer under our 401(k) plan in the last year of employment and the amount that would have been credited and contributed to the named executive officer under all other deferred compensation plans (other than our retirement plans), grossed-up to account for federal and state taxes thereon (the “Contribution Payment”); and

•	an amount equal to three times (two times in the case of Mr. Fontana) the total value of all fringe benefits received by the named executive officer on an annualized basis (the “Fringe Benefit Payment”); and

•	any benefits payable under our retirement plans as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan) (the “Retirement Plan Payment”). For more information regarding our retirement plans, see the “Pension Benefits” section in this proxy statement and “Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement.

In addition, under such circumstances and in accordance with the employment agreements, the following benefits also would be provided or paid:

•	All benefits under all deferred compensation and other benefit plans and all stock options and restricted share grants will automatically become fully vested to the extent not already vested;

•	All health and medical benefits and all other welfare benefits under any plans that are provided to the named executive officer and his or her family prior to termination would be maintained after termination for a period of three years or such longer period as the plans may require, provided the named executive officer makes his required contribution and that such benefits are secondary to any benefits offered by another employer (the “Healthcare Benefit”);

•	We would pay, as incurred, for reasonable outplacement services for the named executive officer, the provider of which would be selected by the named executive officer (the “Outplacement Payment”) for a period not extending beyond the last day of the second calendar year following the calendar year in which the named executive officer’s termination occurs;

•	All club memberships, luncheon clubs and other memberships that we provided for the named executive officer or his family prior to termination would be transferred to the named executive officer at no cost to him (other than ordinary income taxes owed);

•	We would either transfer ownership and title to the named executive officer’s company car at no cost to him (other than individual income taxes owed) or, if the named executive officer received a monthly car allowance, we would pay the named executive officer a lump sum in cash equal to the annual car allowance multiplied by three (the “Car Payment”);

•	We would timely pay any other benefits that the named executive officer is entitled to receive under any of our other plans or programs (the “Other Benefits Payment”). However, participants in the Supplemental Retirement Plan and their spouses and dependent children (up to age 25) are also entitled to receive health and medical insurance benefits for the remainder of the participant’s and his or her spouse’s individual lives, provided they pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000.

Under the employment agreements, we will pay any Earned Unpaid Salary, the Salary and Bonus Payment, the Contribution Payment, the Fringe Benefit Payment and the Car Payment (if applicable) and transfer club memberships and ownership of the company car (if applicable) within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, these payments and transfers will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at 5% per annum.

Each of the employment agreements (including Mr. Fontana’s) provide that, if payments under the agreement are subject to an additional tax or excise tax imposed by sections 409A, 457A or 4999 of the Code, we would be required to pay the named executive officer a “gross up payment” to ensure that the named executive officer receives the total benefit intended by his employment agreement.

Under the named executive officers’ employment agreements:

(i) “cause” is defined as the willful and continued failure to substantially perform the executive’s duties with the Company (other than failure resulting from incapacity due to mental or physical illness or anticipated failure after the executive has provided a notice to termination for good reason) after written demand is made by the Board of Directors, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(ii) “disability” is defined as the absence of the executive from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the executive is disabled, the named executive officer has 30 days from the date of our notice to the executive of intent to terminate employment by reason of disability to return to full-time performance of his duties. The executive may terminate his employment for disability if a physician selected by the executive determines that a disability has occurred.

(iii) “good reason” generally means the occurrence of any of the following:

•	a reduction in title and/or responsibilities of the executive;

•	a relocation of the executive;

•	a reduction in the executive’s benefits;

•	the breach by the Company of the employment agreement;

•	any termination by the Company of the executive’s employment; and

•	the failure by the Company to require any successor to perform the employment agreement between the executive and the Company.

The freezing of the SERP may constitute “good reason” for five of our executive officers, including Dr. Duroc-Danner, Mr. Becnel and Mr. Morley, to terminate their employment under their employment agreements if they choose to do so. Dr. Duroc-Danner subsequently entered into a new employment agreement effectively waiving his right to assert “good reason” due to the freezing of the SERP. See “Executive Compensation — Compensation Discussion & Analysis — Employment Agreements — 2010 Employment Agreements”.

Following a change of control or other transaction in which our registered shares cease to be publicly traded, “good reason” also will be deemed to exist if the executive is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent and publicly traded company of the surviving entity or that are inconsistent with the current position, authority, duties or responsibilities set out in the employment agreement. Any good faith determination of “good reason” made by the executive is conclusive.

(iv) “change of control” is generally deemed to occur if:

•	any person acquires 20% or more of our registered shares;

•	at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;

•	upon the consummation of a merger or similar transaction other than (1) a transaction in which the shareholders beneficially owning more than two-thirds of the registered shares outstanding immediately prior to the transaction continue to represent at least two-thirds of the voting power immediately after the transaction, (2) a transaction in which no person owns 20% or more of the outstanding registered shares or voting power of the surviving entity, and (3) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board at the time the transaction was approved; or

•	approval or adoption by the Board or our shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

None of the current named executive officers are eligible for retirement under our plans and policies. However, as of December 31, 2009, each participant is fully vested in his or her benefit accrued under the retirement plan. Each participant’s benefit under the retirement plan will be his or her termination benefit calculated as if he or she incurred a termination of employment (not for cause) as of December 31, 2009. No early retirement benefits are available under our retirement plans. For additional information regarding our retirement plans, see “Retirement Plans” in the Compensation Discussion and Analysis section and the “Pension Benefits” section in this proxy statement.

Payments to Former Executive Officer

In 2009, Burt M. Martin received a payment under our retirement plan and a distribution of shares under our executive deferred compensation plan in connection with the termination of his employment. See “Pension Benefits” and “Nonqualified Deferred Compensation” in this proxy statement.

Termination Upon Death or Disability, Other Than For Cause or For Good Reason

The following table, referred to in this proxy statement as the “Cash Compensation Table,” describes cash payments that would be required to be made under the employment agreements with respect to our named executive officers and under our retirement plans in the event a named executive officer’s employment was terminated upon death or disability, by us other than for cause or by the named executive officer for good reason. As described above, the freezing of the SERP may constitute “good reason” for five of our executive officers, including Dr. Duroc-Danner, Mr. Becnel and Mr. Morley, to terminate their employment under their employment agreements. Dr. Duroc-Danner subsequently entered into a new employment agreement effectively waiving his right to assert “good reason” due to the freezing of the SERP. See “Executive Compensation — Compensation Discussion & Analysis — Employment Agreements — 2010 Employment Agreements”. The amounts shown for such person in the tables include amounts earned through such time and are estimates of the amount that would be paid out to the named executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, such named executive officer’s termination. Additional amounts payable as a result of termination upon death or termination after a change of control are set forth in additional detail below under “Termination Upon Death,” and “Termination After a Change of Control.”

	Salary
	and					Other
	Bonus	Contribution	Fringe Benefit		Retirement	Benefits	Gross-Up
	Payment	Payment	Payment	Car Payment	Plan	Payment	Payment	Total
Name	($)	($)	($)(1)	($)	Payment ($)	($)(2)	($)	($)

Bernard J. Duroc-Danner	16,953,846	2,572,477	48,900	—	70,816,990	2,296,692	1,475,481	94,164,386
Andrew P. Becnel	6,405,854	990,279	47,700	50,000	9,020,091	425,798	567,989	17,507,711
Stuart E. Ferguson	4,126,154	714,923	34,200	36,000	12,054,920	—	476,615	17,442,812
Peter T. Fontana	1,167,307	193,496	8,800	21,600	—	36,067	110,983	1,538,253
Keith R. Morley	4,126,154	648,323	55,800	32,400	11,814,634	425,419	371,855	17,474,585

(1)	Includes the sum of the costs of an annual physical examination, financial planning services, cellular telephone, professional fees and club dues, multiplied by three (two for Mr. Fontana).

(2)	Represents interest earned on payments deferred for six months in accordance with section 409A.

In addition to the cash payments described above, the named executive officers would have been entitled to receive the following non-cash compensation set forth in the table below.

	Vested		Membership		Deferred
	Equity	Healthcare	Transfer		Compensation
	Awards	Benefit	Costs	Car Ownership	Distribution
Name	($)	($)	($)	Transfer	($)

Bernard J. Duroc-Danner	16,489,378	566,502	7,750	26,169	6,918,490
Andrew P. Becnel	5,458,360	202,007	17,100	—	813,490
Stuart E. Ferguson	3,825,934	245,114	—	—	825,132
Peter T. Fontana	2,283,525	65,446	—	—	98,111
Keith R. Morley	2,861,016	510,936	—	—	777,527

Termination Upon Death

In the event of a named executive officer’s death, his estate would be entitled to receive the following compensation in addition to the amounts set forth in the Cash Compensation Table: (1) life insurance proceeds in the amount of up to one times (four times for Mr. Ferguson in accordance with our foreign benefit plan) the named executive officer’s salary or salary bracket, up to a maximum of $1,500,000, except in the case of Mr. Ferguson; and (2) if applicable, accidental death and dismemberment proceeds in the amount of two times the named executive officer’s salary. The additional amounts in life insurance proceeds would be $1,500,000 for Dr. Duroc-Danner, $625,000 for Mr. Becnel, $2,854,852 for Mr. Ferguson, $550,000 for Mr. Fontana, and $1,100,000 for Mr. Morley (including $550,000 of proceeds the premiums for which are paid by Mr. Morley). If accidental death and dismemberment benefits were payable, these amounts generally would be doubled. The payments described above assume the event triggering payment occurred on December 31, 2009.

Termination After a Change of Control

In the event of a named executive officer’s employment was terminated after a change of control for any reason other than by us for cause, the named executive officer would be entitled to a termination benefit payment pursuant to our Supplemental Retirement Plan (in addition to the Retirement Plan Payment set forth in the Cash Compensation Table). For a description of this payment, see “Retirement Plans — Supplemental Retirement Plan” in the Compensation Discussion and Analysis section in this proxy statement. Additionally, the named executive officer would be entitled to additional gross-up payments to account for taxes that would be payable on the amounts received by the named executive officer. The additional termination benefit payment amounts would be approximately $0 for Dr. Duroc-Danner, $9,020,091 for Mr. Becnel, $8,177,114 for Mr. Ferguson, and $6,597,783 for Mr. Morley. Tax gross-up payments are estimates and would be approximately $0 for Dr. Duroc-Danner, $8,101,140 for Mr. Becnel, $0 for Mr. Ferguson, and $5,742,079 for Mr. Morley. The payments described above assume the event triggering payment occurred on December 31, 2009.

Termination for Cause or Voluntary Termination

No other special or additional payments are payable to the named executive officers under the employment agreements in the event of a termination for “cause” or voluntary termination of employment by the named executive officer for other than “good reason.”

Outstanding Equity Awards at December 31, 2009

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2009.

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying		Option		Shares or		Shares or Units of
	Unexercised		Unexercised		Exercise	Option	Units of Shares		Shares That Have
	Options (#)		Options (#)		Price	Expiration	That Have Not		Not Vested
Name	Exercisable		Unexercisable		($)	Date	Vested (#)		($)

Bernard J. Duroc-Danner	785,352	(1)	—		5.94	09/25/2015	—		—
	740,000		—		8.79	12/17/2016	—		—
	336,650		336,650	(2)	20.05	02/28/2016	—		—
	—		—		—	—	112,220	(3)	2,009,860
	—		—		—	—	264,980	(4)	4,745,792
	—						543,480	(5)	9,733,726
Andrew P. Becnel	180,000		—		8.53	07/22/2015	—		—
	100,000		—		8.88	10/08/2015	—		—
	280,000		—		9.98	05/09/2017	—		—
	120,000		120,000	(6)	21.13	10/27/2016	—		—
	—		—		—	—	50,000	(3)	895,500
	—		—		—	—	73,606	(4)	1,318,284
	—		—		—	—	181,160	(5)	3,244,576
Stuart E. Ferguson(7)	100,000		—		6.21	09/24/2016	—		—
	—		—		—	—	20,000	(3)	358,200
	—		—		—	—	44,164	(4)	790,978
							149,456	(5)	2,676,756
Peter T. Fontana	—		—		—	—	40,000	(5)	716,400
	—		—		—	—	15,000	(8)	268,650
	—		—		—	—	15,000	(9)	268,650
	—		—		—	—	20,000	(10)	358,200
	—		—		—	—	25,000	(11)	447,750
	—		—		—	—	12,500	(12)	223,875
Keith R. Morley	400,000		—		7.79	11/18/2014	—		—
	—		—		—	—	25,000	(3)	447,750
	—		—		—	—	44,164	(4)	790,978
	—		—		—	—	90,580	(5)	1,622,288
Burt M. Martin	400,000		—		5.94	09/25/2015	—		—

(1)	Option has been transferred to a family limited partnership for estate planning purposes.

(2)	Option vests on February 28, 2011.

(3)	Shares/units vest on February 28, 2011.

(4)	Shares/units vest in equal increments on each of March 4, 2010 and 2012.

(5)	Shares/units vest in equal increments on each of December 15, 2010 and 2011.

(6)	Option vests on October 27, 2010.

(7)	All unvested restricted share units lapsed on April 1, 2010, in connection with the termination of Mr. Ferguson’s employment.

(8)	Shares/units vest on May 7, 2011.

(9)	Shares/units vest on July 9, 2011.

(10)	Shares/units vest in equal increments each on May 7, 2010 and May 7, 2012.

(11)	Shares/units vest on July 31, 2010.

(12)	Shares/units vest on December 31, 2010.

Option Exercises And Restricted Shares\Units Vested in 2009

The following table provides information about restricted shares or share units vesting, and the value realized on vesting by our named executive officers during 2009. No options were exercised by any of the named executive officers during 2009.

	Restricted Share and Restricted
	Share Unit Awards
	Number of Shares
	/Units Acquired	Value Realized on
Name	on Vesting (#)	Vesting ($)

Bernard J. Duroc-Danner	655,716	9,540,755
Andrew P. Becnel	197,883	2,852,822
Stuart E. Ferguson	124,729	1,796,817
Peter T. Fontana	83,418	1,336,996
Keith R. Morley	126,217	1,842,902
Burt M. Martin	80,606	950,349

Pension Benefits

The following table and the information below it contain information regarding the named executive officers’ benefits under our retirement plans. Mr. Fontana is not a participant in these plans. Under its terms, the Supplemental Retirement Plan lapsed on December 31, 2009 and would have provided benefits in the event of a change in control of the Company. Values have been determined using interest rate and mortality assumptions consistent with those used in our financial statements.

	Number of	Present Value
	Years	of	Payments
	Credited	Accumulated	During Last
	Service	Benefit	Fiscal Year
Name	(#)	($)(1)	($)

Bernard J. Duroc-Danner	25	62,576,769	—
Andrew P. Becnel	10	6,202,173	—
Stuart E. Ferguson	12	4,827,753	—
Keith R. Morley	14	11,554,504	—
Burt M. Martin	—	—	12,881,254

(1)	Values were determined using the projected unit credit actuarial cost method. Material assumptions used in the valuations include a discount rate of 5.25% and mortality rates from the 1994 Group Annuity Mortality, Male and Female.

For a description of our Nonqualified Executive Retirement Plan and our Supplemental Retirement Plans, see “Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement.

Nonqualified Deferred Compensation

We suspended the Executive Deferred Compensation Stock Ownership Plan effective as of December 31, 2008 because of uncertainties concerning the application of section 457A. During the suspension, and unless and until the Board of Directors determines otherwise, no new participants may join the plan and there will not be any further benefit accruals under the plan after December 31, 2008. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan. The plan was further amended to provide that if the date of a participant’s section 409A separation from service does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

The Foreign Executive Deferred Compensation Stock Plan has not been suspended. For a description of the material features of our Foreign Executive Deferred Compensation Stock Plan, see “Retirement Plans — Deferred Compensation Plans” in the Compensation Discussion and Analysis section in this proxy statement.

The following table and the information below it contain information regarding the named executive officers’ benefits under our deferred compensation plans.

	Executive	Registrant		Aggregate	Aggregate	Aggregate
	Deferrals	Credits		Earnings	Withdrawals/	Balance
	in 2009	in 2009		in 2008	Distributions	at 12/31/09
Name	($)	($)		($)	($)	($)(1)

Bernard J. Duroc-Danner	0	0		2,738,811	0	6,918,490
Andrew P. Becnel	0	0		322,035	0	813,490
Stuart E. Ferguson	0	91,007	(2)	298,555	0	825,132
Peter T. Fontana	0	0		38,839	0	98,111
Keith R. Morley	0	0		307,798	0	777,527
Burt M. Martin(3)	0	0		547,457	1,486,200	0

(1)	The following amounts represent deferred salary and company contributions that were reported previously as compensation to each Named Executive Officer in the Summary Compensation Table in previous years. Amounts deferred or contributed prior to becoming a Named Executive Officer are not included.

	Executive	Employer
	Contributions	Contributions	Total
	($)	($)	($)

Bernard J. Duroc-Danner	2,288,200	4,630,290	6,918,490
Andrew P. Becnel	163,877	327,699	491,576
Stuart E. Ferguson	0	222,209	222,209
Peter T. Fontana	0	0	0
Keith R. Morley	95,478	190,992	286,470

(2)	All amounts shown above are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Mr. Martin received a gross distribution of 86,760 shares in December 2009.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the number of shares to be issued upon vesting or exercise of equity awards including options, restricted shares, warrants and deferred stock units as well as the number of shares remaining available for issuance under our equity compensation plans.

			Number of Shares
			Remaining Available
	Number of Shares		for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Shares
	Options, Warrants	Options, Warrants	Reflected in the
	and Rights	and Rights	First Column)
	(In thousands, except share prices)

Plan Category:
Equity compensation plans approved by shareholders(a)	13,825	$22.86	2,297
Equity compensation plans not approved by shareholders(b)	25,061	11.37	—
Total	38,886	15.46	2,297

(a)	Includes our Omnibus Plan, which was approved by our shareholders in May 2006.

(b)	Includes the following compensation plans that were not approved by our shareholders: our 1998 Employee Stock Option Plan, our Non-Employee Director Deferred Compensation Plan, our Foreign Executive Deferred Compensation Stock Ownership Plan and our 2003 Restricted Share Plan. Those plans and other individual compensation arrangements that were not approved by our shareholders are described below.

Our 1998 Employee Stock Option Plan, (“1998 Plan”), provides for the grant of nonqualified options to purchase our shares to employees or employees of our affiliates, as determined by the Compensation Committee of our Board of Directors. The price at which shares may be purchased is based on the market price of the shares and cannot be less than the aggregate par value of the shares on the date the option was granted. Unless otherwise provided in an option agreement, no option may be exercised after one day less than 10 years from the date of vesting. Options generally become fully exercisable after three to four years from the date of grant, subject to earlier vesting in the event of the death, disability or retirement of the employee or in the event of a change of control of the Company. The 1998 Plan provides for the grant of options to purchase up to 88,000,000 shares. As of December 31, 2009, there were options to purchase an aggregate of 9,280,280 our shares outstanding under the 1998 Plan, all of which are vested. Subsequent to the shareholder approval of our Omnibus Plan in May 2006, awards are no longer granted under the 1998 Plan.

A total of 3,898,112 options to purchase shares of our stock were granted under individual compensation arrangements with the following directors: Mr. David J. Butters, Mr. William E. Macaulay, Mr. Robert B. Millard, Mr. Robert K. Moses, Jr. and Mr. Robert A. Rayne. At December 31, 2009, there were an aggregate of 2,491,456 of these options outstanding under these agreements, all of which are fully vested.

Under our Non-Employee Director Deferred Compensation Plan (“DDC Plan”), each non-employee director may elect to defer up to 7.5% of any fees paid by the us. The deferred fees were converted into non-monetary units representing shares that could have been purchased with the deferred fees based on the market price of our shares on the last day of the month in which fees were deferred. If a non-employee director elected to defer at least 5% of his fees, we made an additional contribution to the director’s account equal to the sum of (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. The non-employee directors are fully vested at all times. Our directors may generally determine when distributions will be made from the plan, but in any event all benefits under the DDC Plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of our shares equal to the number of units at the time of distribution. As of December 31, 2009, there were 121,226 deferred units outstanding under this plan. Effective December 31, 2008, we suspended the DDC Plan. While the plan is suspended, no new participants may join the plan and no further deferrals of fees or matching contributions will be made under the plan unless and until our Board of Directors determines otherwise.

We established our Foreign Executive Deferred Compensation Stock Ownership Plan for key foreign employees (“FEDC Plan”) and under this plan we contribute 15% of each participant’s total salary, bonus and commission compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service. Under the FEDC Plan, our contributions are converted into non-monetary units equal to the number of our shares that could have been purchased with the amounts contributed based on the average closing price of our shares for each day of the month in which contributions are made. Distributions are made under the FEDC Plan after a participant retires, becomes disabled or dies or after his employment is terminated, but in any event all benefits under the FEDC Plan will be distributed no later than January 1, 2017. Distributions under the FEDC Plan are made in a number of our shares equal to the number of units allocated to the participant’s account at the time of distribution. As of December 31, 2009, there were 153,490 deferred units outstanding under this plan.

We issued warrants to purchase up to 12,928,856 of our shares at a price of $15.00 per share, which are exercisable until February 28, 2012. The warrant holders may exercise the warrants and settlement may occur through physical delivery, net share settlement, net cash settlement or a combination thereof. The net cash settlement option upon exercise is at our sole discretion.

In 2003, our Board of Directors approved a restricted share plan that allows for the grant of up to 15,340,000 of our shares to our key employees and directors (“2003 Restricted Share Plan”). Restricted shares are subject to forfeiture restrictions that generally lapse after a specified period from the date of grant and are subject to earlier vesting in the event of death, retirement or a change in control. As of December 31, 2009, there were 12,534,835 shares granted net of forfeitures under the 2003 Restricted Share Plan and 86,000 shares are unvested.

Subsequent to the shareholder approval of our Omnibus Plan in May 2006, awards are no longer made under this plan.

OTHER INFORMATION

Incorporation by Reference

The Audit Committee Report and the Compensation Committee Report contained in this proxy statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the SEC and the NYSE pursuant to Section 16(a) of the Exchange Act.

We have reviewed these reports, including any amendments, and written representations from the executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2009. Mr. Ferguson was required to file a Form 4 on or before February 3, 2009 to report a transaction on January 30, 2009. The transaction was reported on a Form 4 filed on February 12, 2009. Mr. Hoyer was required to file a Form 4 on or before May 4, 2009 to report a transaction on April 30, 2009. The transaction was reported on a Form 4 amendment filed on February 5, 2010.

Proposals by Shareholders

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2011 Annual General Meeting, your proposals must be received by us by January 20, 2011, and must otherwise comply with Rule 14a-8.

If you desire to bring a matter before the 2011 Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles. Our Articles provide generally that, if you desire to propose any business at a general meeting, you must give us written notice at least 60 and no more than 90 calendar days prior to the scheduled and announced date of the next general meeting of shareholders (no earlier than March 25, 2010 and no later than April 24, 2010, in the case of the 2010 Annual General Meeting). The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles. They are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Governing Documents.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland.

Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland.

Other Business

We know of no other business that will be brought before the Annual General Meeting. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Swiss law or our Articles. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Householding

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statement wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 515 Post Oak Blvd., Houston, Texas 77027. Telephone requests may be directed to (+1 (713) 693 4000). We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Additional Information Available

The 2009 Annual Report on Form 10-K and the audited consolidated financial statements of the Company for the year ended December 31, 2009 and accompanying auditors’ report have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com, and will be made available for inspection by the shareholders of the Company at our principal executive office located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, beginning June 2, 2010. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at +1 (713) 693 4000. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.

By Order of the Board of Directors
/s/ Joseph C. Henry
Joseph C. Henry
Secretary

Geneva, Switzerland
May • , 2010

Annex A

WEATHERFORD INTERNATIONAL LTD.

Article 5 of the Articles of Association

Article 5 Authorized Share Capital	Artikel 5 Genehmigtes Kapital
1. The Board of Directors is authorized to increase the share capital, at anytime until 23 June 2012, by a maximum amount of CHF 439,899,048.88 by issuing a maximum of 379,223,318 fully paid-in Shares with a par value of CHF 1.16 each.
1. Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 23. Juni 2012 im Maximalbetrag von CHF 439’899’048.88 durch Ausgabe von höchstens 379’223’318 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 1.16 zu erhöhen.
2. The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preferential subscription rights and the allotment of preferential subscription rights that have not been exercised. The Board of Directors may allow the preferential subscription rights that have not been exercised to expire, or it may place such rights or Shares, the preferential subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.
2. Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.
3. The Board of Directors is authorized to withdraw or limit the preferential subscription rights of the shareholders, and to allot them to third parties, for cause, which shall include the following:	3. Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus nachfolgenden wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen:
(a) if the issue price of the new Shares is determined by reference to the market price; or	(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder
(b) for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or
(b) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder
(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or
(c) zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

A-1

(d) for purposes of granting an over-allotment option (including options with respect to any security convertible into Shares, such as convertible debt securities or otherwise) (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or
(d) für die Einräumung einer Mehrzuteilungsoption (einschliesslich Optionen im Hinblick auf Wertpapiere, die in Aktien umwandelbar sind, wie etwa wandelbare Schuldverschreibungen oder andere) (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder
(e) for the participation in a benefit or other plan by members of the Board of Directors, members of the executive management, employees, contractors, consultants or other Persons performing services for the benefit of the Company or any of its subsidiaries; or
(e) für die Teilnahme an einem Beteiligungs- oder anderem Plan von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen; oder
(f) if the Shares to be issued will be issued for any consideration (including debt, equity or assets of another company) other than for cash consideration.	(f) wenn die Aktien anders als in bar (d.h. durch Einlage von Fremdkapital, Eigenkapital oder Sacheinlage von Vermögensteilen eines anderen Unternehmens) liberiert werden.
4. The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9.	4. Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9.

A-2

Annex B

WEATHERFORD INTERNATIONAL LTD.

Article 6 of the Articles of Association

Article 6 Conditional Share Capital	Artikel 6 Bedingtes Aktienkapital

1. The share capital may be increased through the issuance of up to 379,223,318 fully paid up Shares with a par value of CHF 1.16 per Share in an amount not to exceed CHF 439,899,048.88 whereas the share capital of the Company may be increased by issuance of:
1. Das Aktienkapital kann durch Ausgabe von höchstens 379’223’318 voll zu liberierenden Aktien im Nennwert von je CHF 1.16 um höchstens CHF 439’899’048.88 aus folgenden Gründen erhöht werden, wobei sich das Aktienkapital der Gesellschaft erhöhen kann durch Ausgabe von:
(a) maximum 284,417,489 Shares, fully paid-in, with a par value of CHF 1.16 each, i.e. with a maximum total par value of CHF 329,924,287.24, through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the Rights) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one or more of its group companies, or any of their respective predecessors (hereinafter collectively, the Rights-Bearing Obligations); and/or
(a) höchstens 284’417’489 voll zu liberierende Aktien im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt höchstens CHF 329’924’287.24, durch die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die Rechte), die Dritten oder Aktionären in Verbindung mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits ausgegebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarkt-instrumenten oder in Verbindung mit neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft oder anderen Gesellschaften der Gruppe respektive deren Rechtsvorgängern (nachfolgend zusammen die mit Rechten verbundenen Obligationen) erteilt wurden; und/oder durch
(b) maximum 94,805,829 Shares, fully paid-in, with a par value of CHF 1.16 each, i.e. with a maximum total par value of CHF 109,974,761.64, through the exercise of Rights or Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other Persons providing services to the Company or its subsidiaries.
(b) höchstens 94’805’829 voll zu liberierende Aktien im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt höchstens CHF 109’974’761.64, durch die Ausübung von Rechten oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen.

B-1

Article 6 Conditional Share Capital	Artikel 6 Bedingtes Aktienkapital

2. The preferential subscription rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any Shares, Rights or Rights-Bearing Obligations pursuant to Article 6 para 1(a) and (b).
2. Die Bezugsrechte und die Vorwegzeichnungsrechte der Aktionäre sind ausgeschlossen, im Zusammenhang mit der Ausgabe von Aktien, Rechten oder mit Rechten verbundenen Obligationen gemäss Artikel 6 Absatz 1 (a) und (b).
3. The new Shares acquired through the exercise of Rights-Bearing Obligations shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9.	3. Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 7 und 9.

B-2

Annex C

WEATHERFORD INTERNATIONAL LTD.
2010 OMNIBUS INCENTIVE PLAN

C-i

C-ii

C-iii

C-iv

ARTICLE I

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment.  The Company hereby establishes an incentive compensation plan, to be known as the “Weatherford International Ltd. 2010 Omnibus Incentive Plan,” as set forth in this document. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan shall become effective on the date the Plan is approved by the shareholders of the Company (the “Effective Date”).

1.2 Purpose of the Plan.  The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their Employment or affiliation with the Company or its Affiliates.

1.3 Duration of Plan.  The Plan shall continue indefinitely until it is terminated pursuant to Section 14.1. No ISOs may be granted under the Plan on or after the tenth anniversary of the Effective Date. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Affiliate” means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (ii) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities, by contract or otherwise.

2.2 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan and any applicable Award Agreement, the consideration for which may be services rendered to the Company and/or its Affiliates.

2.3 “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.4 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.5 “Board” means the board of directors of the Company.

2.6 “Cash-Based Award” means an Award granted pursuant to Article XI.

2.7 “Change of Control” means, unless otherwise set forth in an Award Agreement, the occurrence of any event set forth in any one of the following paragraphs:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (A) the then outstanding registered shares of the Company (the “Outstanding Company Registered Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Company Registered Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of, respectively, the Outstanding Company Registered Shares and the combined voting power of the Outstanding Company Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one (1) or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Registered Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or

(iv) approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company, excluding any transaction that complies with clauses (A), (B) and (C) of paragraph (iii) above; or

(v) any other transaction which the Committee determines to be a Change of Control.

2.8 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the full Board or a committee of at least two persons, who are members of the Board and are appointed by the Board or the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of section 162(m) of the Code shall satisfy the requirements of “outside director” status within the meaning of section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action shall also be intended to be satisfied. For all purposes under the Plan, the Chief Executive Officer of the Company shall be deemed to be the “Committee” with respect to Awards granted by him pursuant to and to the extent authorized under Section 4.1.

2.10 “Company” means Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug, or any successor or continuing Entity (by acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets), including its successor issuer for purposes of Rule 414 under the Securities Act of 1933, as amended.

2.11 “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.

2.12 “Director” means a director of the Company who is not an Employee.

2.13 “Disability” means (a) as it relates to the exercise of an ISO after termination of Employment, a disability within the meaning of Section 22(e)(3) of the Code, and (b) for all other purposes, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.14 “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders.

2.15 “Employee” means a person employed by the Company or any Affiliate.

2.16 “Employment” shall be deemed to refer to (i) a Holder’s employment if the Holder is an employee of the Company or any of its Affiliates, (ii) a Holder’s services as a consultant, if the Holder is consultant to the Company or any of its Affiliates and (iii) a Holder’s services as a Director, if the Holder is a Director.

2.17 “Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.

2.18 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

2.19 “Fair Market Value” of the Shares as of any particular date means (1) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (2) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Shares are not so traded, (b) if no closing price or bid and asked prices for the Shares were so reported on that date or (c) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

2.20 “Fiscal Year” means the Company’s fiscal year.

2.21 “Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.

2.22 “ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of section 422 of the Code.

2.23 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state, cantonal, local or similar taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.24 “NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of section 422 of the Code.

2.25 “Option” means an option to purchase Shares granted pursuant to Article V.

2.26 “Option Price” shall have the meaning ascribed to that term in Section 5.4.

2.27 “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.

2.28 “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other corporations in the chain.

2.29 “Performance Goals” means the performance goal or goals described in Section 9.2 applicable to an Award.

2.30 “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.

2.31 “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.32 “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.

2.33 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of registered shares of the Company.

2.34 “Plan” means the Weatherford International Ltd. 2010 Omnibus Incentive Plan, as set forth in this document as it may be amended from time to time.

2.35 “Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.

2.36 “Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.

2.37 “RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.38 “RSU Award” means an Award granted pursuant to Article VIII.

2.39 “SAR” means a share appreciation right granted under the Plan pursuant to Article VI.

2.40 “Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.

2.41 “Share” or “Shares” means a registered share or shares, par value CHF1.16 per share, of the Company, or, in the event that the Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.

2.42 “Subsidiary” or “Subsidiaries” or “Subsidiary Corporation” means any Entity or Entities (other than the Company) in an unbroken chain of Entities beginning with the Company if, at the time of the action or transaction, each of the Entities other than the last Entity in an unbroken chain owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other Entities in the chain; provided when the term “Subsidiary Corporation” is used, references to “corporation” or “corporations” shall be substituted for references to “Entity” and “Entities” each place such references appear in the preceding clause.

2.43 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in section 409A of the Code and Department of Treasury guidance issued thereunder.

2.44 “Ten Percent Shareholder” means an individual who, at the time the Option is granted, owns more than ten percent of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for an Entity or estate, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

2.45 “Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s Employment relationship with the Company and all Affiliates which, in the case of an Award subject to Section 409A, will be deemed to occur on the date of the Award recipient’s “separation from service” within the meaning of Section 409A. “Termination of Employment” means, in the case of an ISO, the termination of the Optionee’s Employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any corporation or parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility.  Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees, Directors and other individual service providers of the Company (including consultants) or of any Affiliate. Awards other than Options, SARs, Performance Share Awards, or Performance Unit Awards may also be granted to a person who is expected to become an Employee within six months, to the extent permitted under applicable law or stock eligibility and regulations. In no event will an ISO be granted to any person other than an Employee.

3.2 Participation.  Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award. Notwithstanding the preceding sentence, with respect to any executive officer who at the time of any grant hereunder is a “named executive officer” for purposes of Item 5.02 of Form 8-K, as provided in Instruction 4 thereto (in each case, as amended or supplemented from time to time), the Committee may only grant Options, SARs, Performance Share Awards, Performance Unit Awards and Cash-Based Awards.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1 Authority to Grant Awards.  The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. The Committee may from time to time authorize the Chief Executive Officer of the Company to grant Awards to eligible persons who are not officers or Directors of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act, including other applicable law.

4.2 Dedicated Shares; Maximum Awards.  The aggregate number of Shares with respect to which Awards may be granted under the Plan (including any substitute Awards granted pursuant to Article XII) is 10,144,000. The maximum number of Shares with respect to which Options or SARs may be granted to an Employee during a Fiscal Year is two million. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of

Shares with respect to which Awards may be granted under the Plan but will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason without the payment of consideration, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled or could be settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to the SAR, regardless of the number of Shares (if any) used to settle the SAR upon exercise.

4.3 Non-Transferability.  Except as specified in the applicable Award Agreements or in domestic relations court orders or as otherwise determined by the Committee, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.

4.4 Requirements of Law.  The Company shall not be required to sell or issue any Shares under any Award if issuing those Shares would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority or applicable stock exchange. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any Shares unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the Shares except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Shares covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Shares issuable upon exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the Shares any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the Shares be represented by book or electronic entry, rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of Shares pursuant thereto, to comply with any law or regulation of any governmental authority.

4.5 Changes in the Company’s Capital Structure; Change of Control.

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company, or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable or appropriate in its sole discretion and without liability to any Person, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or SARs may be granted during a Fiscal Year to any Holder, (iii) the maximum amount of Awards described under Article IX that may be granted or paid during a Fiscal Year, (iv) the Option Price or exercise price of any SAR and/or (v) any other affected terms of such Awards.

(b) Change of Control.  In the event of a Change of Control after the Effective Date, (i) if determined by the Committee in the applicable Award Agreement or otherwise (including in conjunction with such transaction), any outstanding Awards then held by Holders which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares as the number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate exercise price of such Options or SARs, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion (including by receipt of awards for shares or stock of any Entity resulting from or otherwise relating to the Change of Control), or (D) provide that for a period of at least 15 days prior to the Change of Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.

4.6 Election Under Section 83(b) of the Code.  Any Holder who makes an election under section 83(b) of the Code with respect to any Award shall be required to promptly notify the Chief Financial Officer or General Counsel of the Company of such election.

4.7 Forfeiture for Cause.  Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment, (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his Employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company (including by way of an absolute right of the Company to purchase or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

4.8 Forfeiture Events.  The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.9 Award Agreements.  Each Award shall be embodied in a written agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. However, the date of grant of any Award for all purposes shall be the date such Award is approved by the Committee (or approved by the Chief Executive Officer for grants pursuant to the authorization permitted under Section 4.1) or such later date as is specified in the relevant approval, and not the date the Award Agreement is signed. The Award Agreement may specify the effect of a Change of Control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.

4.10 Amendments of Award Agreements.  The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.5(a), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.

4.11 Rights as Shareholder.  A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

4.12 Issuance of Shares.  Shares, when issued, may be represented by a certificate or by book or electronic entry.

4.13 Restrictions on Shares Received.  Subject to applicable law, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.

4.14 Compliance With Section 409A.  Awards shall be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would be expected to result in the imposition of an additional tax under Section 409A upon a Holder. In the event that it is reasonably determined by the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Holder of such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Holder incurring any tax liability under Section 409A. The Company shall use commercially reasonable efforts to implement the provisions of this Section 4.14 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Holders with respect to this Section 4.14.

ARTICLE V

OPTIONS

5.1 Authority to Grant Options.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2 Type of Options Available.  Options granted under the Plan may be NSOs or ISOs.

5.3 Option Agreement.  Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.10 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.

5.4 Option Price.  Except as otherwise specified in Section 4.5(a), the price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than 100 percent (100%) of the Fair Market Value of the Shares on the date the Option is granted. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than 110 percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.5 Duration of Option.  An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (ii) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

5.6 Amount Exercisable.  Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.7 Exercise of Option.

(a) General Method of Exercise.  Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of Shares with respect to which the Option is to be exercised and (3) the address to which any certificate representing such Shares should be mailed. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (c) any other form of payment (including net-settlement in Shares) which is acceptable to the Committee.

(b) Exercise Through Third-Party Broker.  The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise.

5.8 Notification of Disqualifying Disposition.  If any Optionee shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Optionee shall notify the Company of such disposition within ten (10) days thereof.

5.9 No Rights as Shareholder.  An Optionee shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.5(a), no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such shares.

5.10 $100,000 Limitation on ISOs.  To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

ARTICLE VI

SHARE APPRECIATION RIGHTS

6.1 Authority to Grant SAR Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2 General Terms.  Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.

6.3 SAR Agreement.  Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4 Term of SAR.  The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.

6.5 Exercise of SAR.  A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

6.6 Payment of SAR Amount.  Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII

RESTRICTED SHARE AWARDS

7.1 Restricted Share Awards.  The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2 Restricted Share Award Agreement.  Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.

7.3 Holder’s Rights as Shareholder.  Subject to the terms and conditions of the Plan, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award. Unless otherwise provided in an Award Agreement, dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or bonus issues shall be paid to the recipient of the Restricted Share Award currently. Dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of assignment, each endorsed in blank, which will permit transfer to or purchase by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

7.4 Minimum Vesting Period.  Any Restricted Share Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Restricted Share Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 7.4 shall not apply to a Restricted Share Award, or to the Committee’s exercise of discretion to accelerate vesting of a Restricted Share Award, provided (i) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 7.4, or the minimum vesting requirements of Sections 8.8, 9.7 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE VIII

RESTRICTED SHARE UNIT AWARDS

8.1 Authority to Grant RSU Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2 RSU Award.  An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.

8.3 RSU Award Agreement.  Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4 Dividend Equivalents.  An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

8.5 Form of Payment Under RSU Award.  Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.

8.6 Time of Payment Under RSU Award.  A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

8.7 No Rights as Shareholder.  Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.

8.8 Minimum Vesting Period.  Any RSU Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an RSU Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 8.8 shall not apply to an RSU Award, or to the Committee’s exercise of discretion to accelerate vesting of an RSU Award, provided (i) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 8.8, or the minimum vesting requirements of Sections 7.4, 9.7 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE IX

PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS

9.1 Authority to Grant Performance Share Awards and Performance Unit Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Performance Share or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2 Section 162(m).  The Committee may, in its sole discretion, grant Performance Share Awards and Performance Unit Awards that are either intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, or are not intended to so qualify. To the extent that a Performance Share Award or Performance Unit Award is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, such Award and the corresponding Performance Goals shall meet the requirements set forth in clause (a) through (e) below. To the extent that a Performance Share Award or Performance Unit Award is not intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, such Award and the corresponding Performance Goals shall meet the requirements set forth in clauses (a) and (d) below, except that the Performance Goals may be based on other quantifiable business criteria and except as otherwise provided in an Award Agreement.

(a) Performance Goals.  A Performance Goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a Performance Goal may be based on one or more business criteria that apply to the Holder and may include business criteria for one or more business units of the Company, the Company, or the Company and one or more of its Affiliates. The Performance Goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, or number of employees. The Performance Goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee shall be calculated in accordance with (i) amounts reflected in the Company’s financial statements or (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the “Performance Goal Establishment Date” (as defined below). Performance Goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Share or Performance Unit Awards that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Share or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

(b) Time of Establishment of Performance Goals.  A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain (such earlier date, the “Performance Goal Establishment Date”).

(c) Maximum Annual Grants.  The maximum amount of Shares that may be granted as subject to a Performance Share Award or Performance Unit Award denominated in Shares shall be two million Shares per Fiscal Year for any Holder. The maximum amount payable to any Holder in respect of a Performance Unit Award that is not denominated in Shares with respect to any Fiscal Year in the performance period shall be $25 million.

(d) Increases Prohibited.  None of the Committee or the Board may increase the amount of compensation payable under a Performance Share Award or Performance Unit Award.

(e) Shareholder Approval.  No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation Section 1.162-27(e)(4) are satisfied.

9.3 Award Agreement.  Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.4 Form of Payment Under Performance Unit Award.  Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.

9.5 Time of Payment Under Performance Unit Award.  A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

9.6 Holder’s Rights as Shareholder With Respect to Performance Awards.  Unless otherwise set forth in an Award Agreement, each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.

9.7 Minimum Performance Period.  All Performance Share Awards and Performance Unit Awards granted under the Plan shall have a minimum performance period of not less than one year, except that no minimum performance period shall apply to any Performance Share Award or Performance Unit Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, except in the case of a Holder’s death, Disability, or as otherwise permitted under Section 4.5, or with respect to Awards that are not intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, except in the case of a Holder’s retirement. The limitations described in this Section 9.7 shall not apply to a Performance Share Award or to a Performance Unit Award, or to the Committee’s exercise of discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, provided (i) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 9.7, or the minimum vesting requirements of Sections 7.4, 8.8 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE X

OTHER SHARE-BASED AWARDS

10.1 Authority to Grant Other Share-Based Awards.  The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Share-Based Award.  Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

10.3 Payment of Other Share-Based Award.  Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.

10.4 Termination of Employment.  Subject to Section 10.5, the Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.

10.5 Minimum Vesting Period.  Other Share-Based Awards granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Other Share-Based Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an Other Share-Based Award, except in the case of a Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5. The limitations described in this Section 10.5 shall not apply to an Other Share-Based Award, or to the Committee’s exercise of discretion to accelerate vesting of an Other Share-Based Award, provided (i) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 10.5, or the minimum vesting requirements of Sections 7.4, 8.8 and 9.7, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE XI

CASH-BASED AWARDS

11.1 Authority to Grant Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Awards of cash under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. To the extent that a Cash-Based Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, it shall meet the requirements generally applicable to Performance Share Awards and Performance Unit Awards that are intended to so qualify, as set forth in Section 9.2, including the limit on the maximum amount payable during a Fiscal Year to any Holder in respect of a Performance Unit Award that is not denominated in Shares, which limit shall apply to the Holder’s aggregate Cash-Based Awards and Performance Unit Awards that are not denominated in Shares.

11.2 Value of Cash-Based Award.  Each Cash-Based Award shall specify a payment amount or payment range (including manner of calculation or determination) as determined by the Committee.

11.3 Payment of Cash-Based Award.  Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

11.4 Termination of Employment.  The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XII

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees or other service providers of other Entities who are about to become Employees or other service providers of the Company or its Affiliates, or whose employer is about to become an Affiliate as the result of an acquisition, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries with another Entity, or the acquisition by the Company or a Subsidiary of substantially all the assets of another Entity, or the acquisition by the Company or a Subsidiary of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

ARTICLE XIII

ADMINISTRATION

13.1 Awards.  The Plan shall be administered by the Committee. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan contemplates or are necessary, appropriate in connection with the administration of the Plan and with respect to Awards granted under the Plan. The Board, or a duly authorized committee thereof, shall administer the Plan with respect to the grant of Awards to Directors.

13.2 Authority of the Committee.  The Committee shall have full power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or advisable proper in the sole discretion of the Committee, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities: to determine the persons to whom and the time or times at which Awards will be made; determine the number and exercise price of Shares covered in each Award subject to the terms and provisions of the Plan; determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; accelerate the time at which any outstanding Award will vest; prescribe, amend and rescind rules and regulations relating to administration of the Plan; and make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and stock exchange rules and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the

Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

13.3 Decisions Binding.  All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.

13.4 No Liability.  Under no circumstances shall the Company, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XIV

AMENDMENT OR TERMINATION OF PLAN

14.1 Amendment, Modification, Suspension, and Termination.  Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR; no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

14.2 Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary, no alteration, amendment, restatement, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XV

MISCELLANEOUS

15.1 Unfunded Plan/No Establishment of a Trust Fund.  Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.

15.2 No Employment Obligation.  The granting of any Award shall not constitute an employment contract, express or implied, alter any “at will” employment relationship, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the Employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s Employment at any time or for any reason not prohibited by law.

15.3 Tax Withholding.  The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, cantonal, local or similar tax law to be withheld with respect to an Award. In the alternative, the Company may require the Holder (or other person validly exercising the

Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of Shares issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the Shares not issued shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation. The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by issuing to the Holder a reduced number of Shares in the manner specified herein. If permitted by the Committee, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such Shares vested under the Award are to be issued, (b) reduce the number of such Shares actually issued so that the Fair Market Value of the Shares withheld from issuance on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the Shares withheld from issuance, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold from issuance only whole Shares to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the Shares withheld from issuance does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold from issuance Shares with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 15.3. The Shares withheld from issuance by the Company shall be authorized but unissued Shares and the Holder’s right, title and interest in the rights to subscribe for such Shares shall terminate. The Company shall have no obligation upon grant, vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that grant, vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

15.4 Gender and Number.  If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

15.5 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.6 Headings.  Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

15.7 Other Compensation Plans.  The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.

15.8 Other Awards.  The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

15.9 Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.

15.10 Law Limitations/Governmental Approvals.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

15.11 Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

15.12 Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or amounts due or owing hereunder), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or pay amounts due or owing with respect hereto) as to which such requisite authority shall not have been obtained.

15.13 Fractional Shares.  No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.

15.14 Investment Representations.  The Committee may require any person receiving Awards or Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares or such other representatives or warranties as the Committee deems appropriate to ensure compliance with applicable securities laws.

15.15 Persons Residing Outside of the United States.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 15.15 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

15.16 Arbitration of Disputes.  Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

15.17 Governing Law.  The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

June 23, 2010

9:00 A.M. (Swiss time)

Mandarin Oriental Hotel
Geneva, Switzerland

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF WEATHERFORD INTERNATIONAL LTD. June 23, 2010 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on June 23, 2010: Our Proxy Statement dated May _, 2010, our Annual Report for the year ended December 31, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2009 are available at: • Please sign, date and return your proxy card by mail in the envelope provided arriving no later than June 21, 2010. Please detach along perforated line and mail in the enclosed envelope. 1. Approval of the 2009 Annual Report, the Consolidated Financial FOR AGAINST ABSTAIN Statements of Weatherford International Ltd. for the year ended December 31, 2009 and the Statutory Financial Statements of Weatherford International Ltd. for the year ended December 31, 2009. 2. Discharge of the Board of Directors and executive officers from liability for actions during the year ended December 31, 2009. 3. Election of the following Nominees as Directors, as set forth in the Proxy Statement: NOMINEES: Bernard J. Duroc-Danner Samuel W. Bodman, III David J. Butters Nicholas F. Brady William E. Macaulay To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN Robert B. Millard Robert K. Moses, Jr. Robert A. Rayne · · 4. Appointment of Ernst & Young LLP as independent registered public accounting firm for year ending December 31, 2010 and the re-election of Ernst & Young Ltd, Zurich as statutory auditor for year ending December 31, 2010. 5. Approval of the reclassification of CHF 475 million of legal reserves (additional paid-in capital) to other reserves. 6. Approval of an amendment to the Articles of Association to extend the Company’s authorized share capital to June 23, 2012 and to increase issuable authorized capital to an amount equal to 50% of stated capital as of May 5, 2010. 7. Approval of an amendment to the Articles of Association to increase the amount of conditional capital to 50% of stated capital as of May 5, 2010 and to specify in the Articles of Association the amount of conditional share capital that may be allocated to each category of beneficiary provided for in the Articles. 8. Approval of the Weatherford International Ltd. 2010 Omnibus Incentive Plan. 9. To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in accordance with the proposals of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 3 WITH RESPECT TO WHOM NO DIRECTION IS MADE AND “FOR” ALL OTHER PROPOSALS. If you wish to vote “FOR” all of the nominees for director and “FOR” all other Proposals, you need only sign, date and return your card without marking your vote. Receipt of the Proxy Statement dated May _, 2010, and the Annual Report of Weatherford for the year ended December 31, 2009, is hereby acknowledged. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WEATHERFORD INTERNATIONAL LTD. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned shareholder of Weatherford International Ltd. {“Weatherford”) hereby appoints the person designated hereafter as proxy for the undersigned to vote the number of registered shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on June 23, 2010, at 9:00 a.m., Swiss time, at the Mandarin Oriental Hotel, Ouai Turettfni 1,1201 Geneva, Switzerland, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated May _, 2010: (PLEASE MARK YOUR CHOICE TN BLUE OR SLACK INK AS SHOWN HERE[7]j Q Joseph C. Henry or, failing him, Bernard J. Duroc-Danner, each with full power of substitution. The independent proxy Daniel Grunder, MSJG Rechtsanwalte & Notare, Vorstadt 32, 6304 Zug, Switzerland, with full power of substitution. To issue instructions, please see overleaf. IF YOU RETURN THIS PROXY DULY SIGNED WITHOUT TICKfNG ANY OF THE ABOVE BOXES, JOSEPH C HENRY OR, FAILING HIM, BERNARD J. DUROC-DANNER, WILL BE APPOINTED AS YOUR PROXY, EACH WITH FULL POWER OF SUBSTITUTION. (Continued and to be signed on the reverse side.) 144 75 ¦